Report of Independent Auditors

EXELON CORPORATION AND SUBSIDIARY COMPANIES

To the Shareholders and Board of Directors of

Exelon Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, cash flows and changes in shareholders’ equity and comprehensive income present fairly, in all material respects, the financial position of Exelon Corporation and Subsidiary Companies (Exelon) at December 31, 2003 and December 31, 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Exelon’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, Exelon changed its method of accounting for derivative instruments and hedging activities as of January 1, 2001, its method of accounting for goodwill as of January 1, 2002, its method of accounting for asset retirement obligations as of January 1, 2003 and its method of accounting for variable interest entities in 2003.

Chicago, Illinois

January 28, 2004

Consolidated Statements of Income

EXELON CORPORATION AND SUBSIDIARY COMPANIES

	For the Years Ended December 31,

in millions, except per share data	2003	2002	2001

Operating revenues	$15,812	$14,955	$14,918
Operating expenses
Purchased power	3,459	3,262	3,156
Purchased power from AmerGen Energy Company, LLC	382	273	57
Fuel	2,534	1,727	1,877
Impairment of Boston Generating, LLC long-lived assets	945	–	–
Operating and maintenance	4,587	4,345	4,394
Depreciation and amortization	1,126	1,340	1,449
Taxes other than income	581	709	623

Total operating expenses	13,614	11,656	11,556

Operating income	2,198	3,299	3,362

Other income and deductions
Interest expense, net of amounts capitalized	(881)	(966)	(1,107)
Distributions on preferred securities of subsidiaries	(39)	(45)	(49)
Equity in earnings of unconsolidated affiliates	33	80	62
Other, net	(187)	300	79

Total other income and deductions	(1,074)	(631)	(1,015)

Income before income taxes and cumulative effect of changes in accounting principles	1,124	2,668	2,347
Income taxes	331	998	931

Income before cumulative effect of changes in accounting principles	793	1,670	1,416
Cumulative effect of changes in accounting principles (net of income taxes of $69, $(90) and $8 in 2003, 2002 and 2001, respectively)	112	(230)	12

Net income	$905	$1,440	$1,428

Average shares of common stock outstanding
Basic	326	322	320
Diluted	329	325	322

Earnings per average common share—basic:
Income before cumulative effect of changes in accounting principles	$2.44	$5.18	$4.42
Cumulative effect of changes in accounting principles	0.34	(0.71)	0.04

Net income	$2.78	$4.47	$4.46

Earnings per average common share—diluted:
Income before cumulative effect of changes in accounting principles	$2.41	$5.15	$4.39
Cumulative effect of changes in accounting principles	0.34	(0.71)	0.04

Net income	$2.75	$4.44	$4.43

Dividends per common share	$1.92	$1.76	$1.82

See Notes to Consolidated Financial Statements

Consolidated Statements of Cash Flows

EXELON CORPORATION AND SUBSIDIARY COMPANIES

	For the Years Ended December 31,

in millions	2003	2002	2001

Cash flows from operating activities
Net income	$905	$1,440	$1,428
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation, amortization and accretion, including nuclear fuel	1,718	1,701	1,834
Cumulative effect of changes in accounting principles (net of income taxes)	(112)	230	(12)
Impairment of investments	309	41	36
Impairment of goodwill and long-lived assets	990	–	–
Deferred income taxes and amortization of investment tax credits	(337)	278	(68)
Provision for uncollectible accounts	94	129	145
Loss (gain) on sale of investments	25	(199)	–
Equity in earnings of unconsolidated affiliates	(33)	(80)	(62)
Net realized losses on nuclear decommissioning trust funds	16	32	127
Other operating activities	57	126	143
Changes in assets and liabilities:
Accounts receivable	21	(448)	318
Inventories	(54)	(37)	(33)
Other current assets	(84)	45	62
Accounts payable, accrued expenses and other current liabilities	18	420	(144)
Pension and non-pension postretirement benefits obligations	(144)	(165)	(41)
Other noncurrent assets and liabilities	(5)	129	(118)

Net cash flows provided by operating activities	3,384	3,642	3,615

Cash flows from investing activities
Capital expenditures	(1,954)	(2,150)	(2,088)
Proceeds from liquidated damages	92	–	–
Proceeds from nuclear decommissioning trust fund sales	2,341	1,612	1,624
Investment in nuclear decommissioning trust funds	(2,564)	(1,824)	(1,863)
Note receivable from unconsolidated affiliate	35	(35)	–
Proceeds from the sales of investments	263	287	–
Acquisitions of businesses, net of cash acquired	(272)	(445)	(30)
Change in restricted cash	(92)	(24)	(58)
Other investing activities	42	17	(35)

Net cash flows used in investing activities	(2,109)	(2,562)	(2,450)

Cash flows from financing activities
Issuance of long-term debt	3,015	1,223	2,270
Retirement of long-term debt	(2,922)	(2,134)	(1,860)
Change in short-term debt	(355)	321	(1,013)
Issuance of long-term debt to financing affiliates	103	–	–
Issuance of mandatorily redeemable preferred securities	200	–	–
Retirement of mandatorily redeemable preferred securities	(250)	(18)	(17)
Payment on acquisition note payable to Sithe Energies, Inc.	(446)	–	–
Retirement of preferred stock	(50)	–	–
Dividends paid on common stock	(620)	(563)	(583)
Proceeds from employee stock plans	181	75	39
Contribution from minority interest of consolidated subsidiary	–	43	–
Other financing activities	(96)	(43)	(42)

Net cash flows used in financing activities	(1,240)	(1,096)	(1,206)

Increase (decrease) in cash and cash equivalents	35	(16)	(41)
Cash and cash equivalents at beginning of period	469	485	526

Cash and cash equivalents, including cash held for sale	504	469	485
Cash classified as held for sale on the consolidated balance sheet	11	–	–

Cash and cash equivalents at end of period	$493	$469	$485

See Notes to Consolidated Financial Statements

Consolidated Balance Sheets

EXELON CORPORATION AND SUBSIDIARY COMPANIES

	December 31,

in millions	2003	2002

Assets
Current assets
Cash and cash equivalents	$493	$469
Restricted cash	97	396
Accounts receivable, net
Customer	1,889	2,076
Other	343	323
Inventories, at average cost
Fossil fuel	212	175
Materials and supplies	310	306
Notes receivable from affiliate	92	–
Deferred income taxes	474	6
Assets held for sale	242	–
Other	428	374

Total current assets	4,580	4,125

Property, plant and equipment, net	20,630	17,957
Deferred debits and other assets
Regulatory assets	5,226	5,546
Nuclear decommissioning trust funds	4,721	3,053
Investments	837	1,403
Goodwill	4,719	4,992
Notes receivable from financing trusts	114	–
Other	1,114	793

Total deferred debits and other assets	16,731	15,787

Total assets	$41,941	$37,869

See Notes to Consolidated Financial Statements

Consolidated Balance Sheets

EXELON CORPORATION AND SUBSIDIARY COMPANIES

	December 31,

in millions	2003	2002

Liabilities and shareholders’ equity
Current liabilities
Commercial paper	$326	$681
Note payable to Sithe Energies, Inc.	90	534
Long-term debt due within one year	1,385	1,402
Long-term debt to ComEd Transitional Funding Trust and PECO Energy Transitional Trust due within one year	470	–
Accounts payable	1,822	1,607
Accrued expenses	1,228	1,354
Liabilities held for sale	61	–
Other	306	296

Total current liabilities	5,688	5,874

Long-term debt	7,889	13,127
Long-term debt due to ComEd Transitional Funding Trust and PECO Energy Transitional Trust	5,055	–
Long-term debt to financing trusts	545	–
Deferred credits and other liabilities
Deferred income taxes	4,357	3,702
Unamortized investment tax credits	288	301
Nuclear decommissioning liability for retired plants	–	1,293
Asset retirement obligations	2,997	–
Pension obligations	1,668	1,959
Non-pension postretirement benefits obligations	1,053	877
Spent nuclear fuel obligation	867	858
Regulatory liabilities	1,891	486
Other	1,053	978

Total deferred credits and other liabilities	14,174	10,454

Total liabilities	33,351	29,455

Commitments and contingencies
Minority interest of consolidated subsidiaries	–	77
Preferred securities of subsidiaries	87	595
Shareholders’ equity
Common stock	7,292	7,059
Deferred compensation	–	(1)
Retained earnings	2,320	2,042
Accumulated other comprehensive income (loss)	(1,109)	(1,358)

Total shareholders’ equity	8,503	7,742

Total liabilities and shareholders’ equity	$41,941	$37,869

See Notes to Consolidated Financial Statements

Consolidated Statements of Changes in Shareholders’ Equity

EXELON CORPORATION AND SUBSIDIARY COMPANIES

Dollars in millions, shares in thousands	Shares	Common Stock	Deferred Compensation	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity

Balance, December 31, 2000	319,005	$6,898	$(7)	$324	$–	$7,215
Net income		–	–	1,428	–	1,428
Long-term incentive plan activity	1,864	55	–	–	–	55
Employee stock purchase plan issuances	138	6	–	–	–	6
Merger consideration-stock options		2	–	–	–	2
Amortization of deferred compensation		–	5	–	–	5
Common stock dividends declared		–	–	(583)	–	(583)
Reclassified net unrealized losses on marketable securities, net of income taxes of $(22)		–	–	–	(23)	(23)
Other comprehensive income (loss), net of income taxes of $(7)		–	–	–	(3)	(3)

Balance, December 31, 2001	321,007	6,961	(2)	1,169	(26)	8,102
Net income		–	–	1,440	–	1,440
Long-term incentive plan activity	2,049	87	–	–	–	87
Employee stock purchase plan issuances	257	11	–	–	–	11
Amortization of deferred compensation		–	1	–	–	1
Common stock dividends declared		–	–	(567)	–	(567)
Other comprehensive income (loss), net of income taxes of $(850)		–	–	–	(1,332)	(1,332)

Balance, December 31, 2002	323,313	7,059	(1)	2,042	(1,358)	7,742
Net income		–	–	905	–	905
Long-term incentive plan activity	4,661	222	–	–	–	222
Employee stock purchase plan issuances	209	11	–	–	–	11
Amortization of deferred compensation		–	1	–	–	1
Common stock dividends declared		–	–	(625)	–	(625)
Redemption premium on PECO preferred stock		–	–	(2)	–	(2)
Other comprehensive income, net of income taxes of $217		–	–	–	249	249

Balance, December 31, 2003	328,183	$7,292	$–	$2,320	$(1,109)	$8,503

Consolidated Statements of Comprehensive Income

EXELON CORPORATION AND SUBSIDIARY COMPANIES

	For the Years Ended December 31,

in millions	2003	2002	2001

Net income	$905	$1,440	$1,428
Other comprehensive income (loss)
Minimum pension liability, net of income taxes of $16 and $(597), respectively	$26	$(1,007)	$—
SFAS No. 133 transition adjustment, net of income taxes of $32	—	—	44
SFAS No. 143 transition adjustment, net of income taxes of $167	168	—	—
Cash-flow hedge fair value adjustment, net of income taxes of $3, $(132) and $17, respectively	3	(199)	22
Foreign currency translation adjustment, net of income taxes of $0	3	—	(1)
Unrealized gain (loss) on marketable securities, net of income taxes of $6, $(116), and $(40), respectively	7	(119)	(41)
Interest in other comprehensive income (loss) of unconsolidated affiliates, net of income taxes of $25, $(5) and $(16), respectively	42	(7)	(27)

Total other comprehensive income (loss)	249	(1,332)	(3)

Total comprehensive income	$1,154	$108	$1,425

See Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements

EXELON CORPORATION AND SUBSIDIARY COMPANIES

(Dollars in millions, except per share data unless otherwise noted)

NOTE 01 • SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Exelon Corporation (Exelon) is a utility services holding company engaged, through its subsidiaries, in the energy delivery, wholesale generation and other businesses discussed below (see Note 21 – Segment Information). The Energy Delivery segment’s businesses include the purchase and sale of electricity and distribution and transmission services by Commonwealth Edison Company (ComEd) in northern Illinois and PECO Energy Company (PECO) in southeastern Pennsylvania and the sale of natural gas and distribution services by PECO in the Pennsylvania counties surrounding the City of Philadelphia. The wholesale generation business consists of the electric generating facilities and energy marketing operations of Exelon Generation Company, LLC (Generation) and Generation’s equity interest in Sithe Energies, Inc. (Sithe). Exelon Enterprises Company, LLC (Enterprises) includes energy and infrastructure services, competitive retail energy sales, a communications joint venture and other investments weighted towards the communications, energy services and retail services industries.

Basis of Presentation

The consolidated financial statements include the accounts of its majority-owned subsidiaries, except certain financing trusts of ComEd and PECO for 2003, after the elimination of intercompany transactions. Investments and joint ventures in which a 20% to 50% interest is owned and a significant influence is exerted are accounted for under the equity method of accounting.

The proportionate interests in jointly owned electric utility plants are consolidated. Investments in which less than a 20% interest is owned are primarily accounted for under the cost method of accounting. Exelon owns 100% of all significant consolidated subsidiaries, either directly or indirectly, except for ComEd of which Exelon owns more than 99%, InfraSource Inc. (InfraSource) of which Exelon owned 95% prior to its sale in the third quarter of 2003 and Southeast Chicago Energy Project, LLC (Southeast Chicago) of which Exelon owns 74% through Generation. Exelon has reflected the third-party interests in the above majority-owned investments as minority interests in its Consolidated Statements of Cash Flows, Consolidated Balance Sheets and in other, net on the Consolidated Statements of Income. In conjunction with the adoption of Statement of Financial Accounting Standards (SFAS) No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (SFAS No. 150) on July 1, 2003, Exelon reclassified the minority interest associated with Southeast Chicago to a long-term liability. The total minority interest related to Southeast Chicago was $51 million as of December 31, 2003. In accordance with SFAS No. 150, prior periods were not restated.

Certain trusts and limited partnerships that are financing subsidiaries of ComEd and PECO have issued debt or mandatorily redeemable preferred securities. Due to the adoption of the Financial Accounting Standards Board (FASB) Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (FIN No. 46-R), these trusts and limited partnerships are no longer consolidated within Exelon’s financial statements as of December 31, 2003 or, in one case, July 1, 2003. See below – Variable Interest Entities for further discussion of the deconsolidation of these financing entities and the adoption of FIN No. 46-R.

Reclassifications

Certain prior year amounts have been reclassified for comparative purposes. The reclassifications did not affect net income or shareholders’ equity.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Areas in which significant estimates have been made include, but are not limited to, the accounting for derivatives, nuclear decommissioning costs and asset retirement obligations, fixed asset depreciation, asset and goodwill impairments, severance, pension and other postretirement benefits, taxes, unbilled energy revenues and environmental costs.

Accounting for the Effects of Regulation

Exelon accounts for all of its regulated electric and gas operations in accordance with accounting policies prescribed by the regulatory authorities having jurisdiction, principally the Illinois Commerce Commission (ICC) and the Pennsylvania Public Utility Commission (PUC) under state public utility laws, the Federal Energy Regulatory Commission (FERC) under various Federal laws, and the Securities and Exchange Commission (SEC) under the Public Utility Holding Company Act of 1935 (PUHCA), and applies SFAS No. 71, “Accounting for the Effects of Certain Types of Regulation,” (SFAS No. 71) when appropriate. SFAS No. 71 requires Exelon to record in its financial statements the effects of rate regulation for utility operations that meet the following criteria: (1) third-party regulation of rates; (2) cost-based rates; and (3) a reasonable

Notes to Consolidated Financial Statements

EXELON CORPORATION AND SUBSIDIARY COMPANIES

assumption that all costs will be recoverable from customers through rates. Exelon believes that it is probable that currently recorded regulatory assets will be recovered or settled. If a separable portion of Exelon’s business no longer meets the provisions of SFAS No. 71, Exelon would be required to eliminate the financial statement effects of regulation for that portion.

Variable Interest Entities

The FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” in January 2003 (FIN No. 46) and subsequently issued its revision in FIN No. 46-R in December 2003 which addressed the requirements for consolidating certain variable interest entities. FIN No. 46 was effective for Exelon’s variable interest entities created after January 31, 2003 and FIN No. 46-R was effective December 31, 2003 for Exelon’s other variable interest entities that are considered to be special-purpose entities. FIN No. 46-R applies to all other variable interest entities as of March 31, 2004.

PECO Energy Capital Trust IV (PECO Trust IV), a financing subsidiary of PECO created in May 2003, was not consolidated within the financial statements of Exelon pursuant to the provisions of FIN No. 46 as of July 1, 2003. As of December 31, 2003, the remaining financing trusts of ComEd and PECO, including ComEd Financing II, ComEd Financing III, ComEd Funding LLC, ComEd Transitional Funding Trust, PECO Energy Capital Trust III (PECO Trust III) and PECO Energy Transition Trust (PETT), were deconsolidated within the financial statements of Exelon pursuant to the provisions of FIN No. 46-R. Amounts of $6.1 billion owed to these financing trusts were recorded as debt to financing trusts within the Consolidated Balance Sheets at December 31, 2003. This change in presentation had no impact on net income of Exelon. In accordance with FIN No. 46-R, prior periods have not been represented.

Revenues

Operating Revenues. Operating revenues are generally recorded as service is rendered or energy is delivered to customers. At the end of each month, Exelon accrues an estimate for the unbilled amount of energy delivered or services provided to its customers (see Note 5 – Accounts Receivable).

Long-Term Contract Accounting. Enterprises recognizes contract revenue and profits on certain long-term fixed-price contracts by the percentage-of-completion method of accounting. In determining the amount of revenue to recognize, Exelon is required to estimate the total costs and profits expected to be recorded under the contract over its term and the recoverability of costs related to change orders. Changes in these estimates could result in variability of earnings. At December 31, 2003 and 2002, current assets included $27 million and $70 million, respectively, of costs and earnings in excess of billings on uncompleted contracts and current liabilities included $21 million and $44 million, respectively, of billings and earnings in excess of costs on uncompleted contracts.

At December 31, 2003 and 2002, accounts receivable included $32 million and $49 million, respectively, of contract retention. These amounts represent revenue recognized on costs incurred that is not billable until final completion of the project and acceptance by the customer. In applying the percentage-of-completion accounting method, the collection of these estimated revenues is deemed probable.

Option Contracts, Swaps, and Commodity Derivatives. Premiums received and paid on option contracts and swap arrangements not considered derivatives are amortized to revenue and expense over the life of the contracts. Certain of these contracts are considered derivative instruments and are recorded at fair value with subsequent changes in fair value recognized as revenues and expenses unless hedge accounting is applied. Commodity derivatives used for trading purposes are accounted for using the mark-to-market method. Under this methodology, these derivatives are adjusted to fair value, and the unrealized gains and losses are recognized in operating revenues.

Trading Activities. In the third quarter of 2002, Exelon adopted the provisions of Emerging Issues Task Force (EITF) Issue No. 02-3, “Accounting for Contracts Involved in Energy Trading and Risk Management Activities” (EITF 02-3), which required revenues and energy costs related to energy trading contracts to be presented on a net basis in the income statement. Prior to the adoption, revenues from trading activity were presented in revenue and the energy costs related to energy trading were presented as either purchased power or fuel expense in Exelon’s Consolidated Statements of Income. For comparative purposes, energy costs related to energy trading have been reclassified in prior periods to conform to the net basis of presentation required by EITF 02-3. Exelon commenced trading activities in April 2001. For the year ended December 31, 2001, $207 million of purchased power expense and $15 million of fuel expense were reclassified and reflected as a reduction to revenue.

Stock-Based Compensation

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123” (SFAS No. 148). Exelon adopted the additional disclosure requirements of SFAS No. 148 in 2002 and continues to account for its stock-compensation plans under the disclosure-only provision of SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS No. 123). See Note 17—Common Stock for further dis -

Notes to Consolidated Financial Statements

EXELON CORPORATION AND SUBSIDIARY COMPANIES

cussion of Exelon’s stock-compensation plans. The table below shows the effect on net income and earnings per share had Exelon elected to account for its stock-based compensation plans using the fair-value method under SFAS No. 123 for the years ended December 31, 2003, 2002 and 2001:

	2003	2002	2001

Net income–as reported	$905	$1,440	$1,428
Deduct: Total stock-based compensation expense determined under fair- value method for all awards, net of income taxes	20	33	26

Pro forma net income	$885	$1,407	$1,402

Earnings per share:
Basic–as reported	$2.78	$4.47	$4.46
Basic–pro forma	$2.72	$4.36	$4.38
Diluted–as reported	$2.75	$4.44	$4.43
Diluted–pro forma	$2.69	$4.33	$4.35

Income Taxes

Deferred Federal and state income taxes are provided on all significant temporary differences between the book basis and the tax basis of assets and liabilities and for tax benefits carried forward. Investment tax credits previously utilized for income tax purposes have been deferred on the Consolidated Balance Sheets and are recognized in book income over the life of the related property. Pursuant to the Internal Revenue Code, Exelon files a consolidated Federal income tax return that includes its subsidiaries in which it owns at least 80% of the outstanding stock. Income taxes are allocated to each of Exelon’s subsidiaries included in the filing of the consolidated Federal income tax return based on the separate return method and records its income tax valuation allowance by assessing which deferred tax assets are more likely than not to be realized in the future (see Note 12 – Income Taxes).

Gains and Losses on Reacquired Debt

Recoverable gains and losses on reacquired debt related to regulated operations are deferred and amortized to interest expense over the life of new debt issued to finance the debt redemption consistent with rate recovery for ratemaking purposes. Gains and losses on other debt are recognized in Exelon’s Consolidated Statements of Income as incurred (see Note 20 – Supplemental Financial Information).

Comprehensive Income

Comprehensive income includes all changes in equity during a period except those resulting from investments by and distributions to shareholders. Comprehensive income is reflected in the Consolidated Statements of Changes in Shareholders’ Equity and the Consolidated Statements of Comprehensive Income.

Cash and Cash Equivalents

Exelon considers all temporary cash investments purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash

As of December 31, 2003, restricted cash primarily represents liquidated damages receipts at Generation and proceeds from a ComEd pollution control bond offering in December 2003 which were applied to redeem pollution control bonds that matured in January 2004. Prior to the adoption of FIN No. 46-R, the restricted cash of ComEd Transitional Funding Trust and PETT was included in Exelon’s Consolidated Balance Sheets. This restricted cash reflected escrowed cash to be applied to the principal and interest payments on the debt issued by the financing trusts.

Allowance for Doubtful Accounts

The allowance for doubtful accounts reflects Exelon’s best estimate of probable losses inherent in the accounts receivable balance. The allowance is based on known troubled accounts, historical experience, and other currently available evidence.

Inventories

Fossil Fuel. Fossil fuel inventory includes the weighted average cost of stored natural gas, coal, and oil. Fossil fuel also includes propane at cost. PECO has several long-term storage contracts as well as a liquefied natural gas facility.

Materials and Supplies. Materials and supplies inventory generally includes the average costs of transmission, distribution and generating plant materials. Materials are generally charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when installed.

Inventory is recorded at the lower of cost or market, and provisions are made for obsolete inventory.

Emission Allowances

Emission allowances are included in inventories and deferred debits and other assets and are carried at the lower of cost or market and charged to fuel expense as they are used in operations. Emission allowances can be used from the years 2004 to 2028. As of December 31, 2003 and 2002, emission allowance balances were $105 million and $107 million, respectively.

Marketable Securities

Marketable securities are classified as available-for-sale securities and are reported at fair value. Unrealized gains and losses, net of tax, on nuclear decommissioning trust funds transferred to Generation from PECO and ComEd are reflected in regulatory assets and liabilities on Exelon’s Consolidated Balance Sheets. Unrealized gains and losses on

Notes to Consolidated Financial Statements

EXELON CORPORATION AND SUBSIDIARY COMPANIES

nuclear decommissioning trust funds for units acquired after the Merger are reported in other comprehensive income. Prior to the adoption of SFAS No. 143, “Accounting for Asset Retirement Obligations” (SFAS No. 143) on January 1, 2003, unrealized gains and losses on marketable securities held in the nuclear decommissioning trust funds were reported in accumulated depreciation for operating units transferred to Generation from PECO and as other comprehensive income for operating and retired units transferred to Generation from ComEd. At December 31, 2003 and 2002, Exelon had no held-to-maturity securities.

Purchased Gas Adjustment Clause

PECO’s natural gas rates are subject to a fuel adjustment clause designed to recover or refund the difference between the actual cost of purchased gas and the amount included in rates. Differences between the amounts billed to customers and the actual costs recoverable are deferred and recovered or refunded in future periods by means of prospective quarterly adjustments to rates. At December 31, 2003 and 2002, deferred energy costs of $81 million and $31 million, respectively, which are expected to be recovered under the adjustment clause, were recorded in other current assets on Exelon’s Consolidated Balance Sheets.

Property, Plant and Equipment

Property, plant and equipment is recorded at cost. The cost of maintenance, repairs and minor replacements of property is charged to maintenance expense as incurred.

Upon retirement, the cost of regulated property, net of salvage, is charged to accumulated depreciation and removal costs reduce the related regulatory liability in accordance with the provisions of SFAS No. 71. See Note 6 – Property, Plant and Equipment and Note 20 – Supplemental Financial Information.

Nuclear Fuel

The cost of nuclear fuel is capitalized and charged to fuel expense using the unit of production method. Estimated costs of nuclear fuel storage and disposal, exclusive of dry cask storage costs, at operating plants are charged to fuel expense as the related fuel is consumed. Costs associated with nuclear outages are recorded in the period incurred. Dry cask storage costs are expensed as incurred.

Capitalized Software Costs

Costs incurred during the application development stage of software projects that are developed or obtained for internal use are capitalized. At December 31, 2003 and 2002, unamortized capitalized software costs totaled $630 million and $491 million, respectively. Such capitalized amounts are amortized ratably over the expected lives of the projects when they become operational, not to exceed ten years. Certain capitalized software is being amortized over fifteen years pursuant to regulatory approval. During 2003, 2002 and 2001, Exelon amortized capitalized software costs of $69 million, $64 million and $39 million, respectively.

Depreciation and Amortization

Depreciation is provided over the estimated service lives of property, plant and equipment on a straight-line basis using the composite method. Annual depreciation provisions for financial reporting purposes, expressed as a percentage of average service life for each asset category, are presented in the table below. See Note 6 – Property, Plant and Equipment for information on service life extensions for certain nuclear generating stations and a change in Energy Delivery’s depreciation rates.

Asset Category	2003	2002	2001

Electric – transmission and distribution	2.81%	3.11%	3.97%
Electric – generation	2.90%	3.65%	3.11%
Gas	2.38%	2.13%	2.34%
Common – gas and electric	7.53%	6.40%	6.26%
Other property and equipment	8.20%	7.88%	9.53%

Amortization of regulatory assets is provided over the recovery period specified in the related regulatory agreement.

Nuclear Generating Station Decommissioning

Exelon accounts for the costs of decommissioning its nuclear generating stations in accordance with SFAS No. 143. See Note 13 – Nuclear Decommissioning and Spent Fuel Storage for information regarding the adoption and application of SFAS No. 143 and Cumulative Effect of Changes in Accounting Principle below for pro forma net income and earnings per common share for the years ended December 31, 2002 and 2001, adjusted as if SFAS No. 143 had been applied effective January 1, 2001.

Capitalized Interest and Allowance for Funds Used During Construction

Exelon uses SFAS No. 34, “Capitalizing Interest Costs,” to calculate the costs during construction of debt funds used to finance its non-regulated construction projects. Exelon recorded capitalized interest of $15 million, $20 million and $17 million in 2003, 2002 and 2001, respectively.

Allowance for funds used during construction (AFUDC) is the cost, during the period of construction, of debt and equity funds used to finance construction projects for regulated operations. AFUDC is recorded as a charge to construction work in progress and as a non-cash credit to AFUDC that is included in other income and deductions. The rates used for capitalizing AFUDC are computed under a method prescribed by regulatory authorities (see Note 20 – Supplemental Financial Information). Exelon recorded charges to AFUDC of $16 million, $19 million and $19 million in 2003, 2002 and 2001, respectively.

Notes to Consolidated Financial Statements

EXELON CORPORATION AND SUBSIDIARY COMPANIES

Asset Impairments

Long-Lived Assets. Exelon evaluates the carrying value of long-lived assets to be held and used for impairment whenever indications of impairment exist in accordance with the requirements of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS No. 144). The carrying value of long-lived assets is considered impaired when the projected undiscounted cash flows are less than the carrying value. In that event, a loss would be recognized based on the amount by which the carrying value exceeds the fair value. Fair value is determined primarily by available market valuations or discounted cash flows. See Note 2 – Acquisitions and Dispositions for a description of the impairment recorded in 2003 related to the long-lived assets of Boston Generating, LLC (Boston Generating), formerly known as Exelon Boston Generating, LLC.

Upon meeting certain criteria defined in SFAS No. 144, the assets and associated liabilities that compose a disposal group are classified as held for sale and the carrying value of these assets is adjusted downward, if necessary, to the estimated sales price, less cost to sell. See Note 2 – Acquisitions and Dispositions for a description of assets and liabilities classified as held for sale as of December 31, 2003 and impairments recorded related to these assets.

Goodwill. Goodwill represents the excess of the purchase price paid over the estimated fair value of the assets acquired and liabilities assumed in the acquisition of a business. As of January 1, 2002, Exelon adopted SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142). Pursuant to SFAS No. 142, goodwill is no longer amortized but is tested for impairment at least annually or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. Prior to January 1, 2002, goodwill was amortized using the straight-line method over its estimated period of benefit. Goodwill associated with the merger of Exelon, Unicom Corporation (Unicom), and PECO on October 20, 2000 (Merger) was amortized on a straight-line basis over 40 years in 2001. Goodwill associated with other acquisitions was amortized over periods from 10 to 20 years in 2001. See Note 8 – Goodwill for information regarding the adoption of SFAS No. 142 and Cumulative Effect of Changes in Accounting Principles below for pro forma net income and earnings per common share for the year ended December 31, 2001, adjusted as if SFAS No. 142 had been applied effective January 1, 2001.

Investments. Investments are considered to be impaired when a decline in fair value is judged to be other-than-temporary. If the cost of an investment exceeds its fair value, Exelon evaluates, among other factors, general market conditions, the duration and extent to which the fair value is less than cost, as well as its intent and ability to hold the investment. Exelon also considers specific adverse conditions related to the financial health of and business outlook for the investee. Once a decline in fair value is determined to be other-than-temporary, an impairment charge is recorded and a new cost basis is established. See Note 3 – Sithe for a description of the impairments recorded in 2003 related to Generation’s investment in Sithe.

Derivative Financial Instruments

Exelon adopted SFAS No. 133, “Accounting for Derivatives and Hedging Activities” (SFAS No. 133) on January 1, 2001. As a result, Generation recognized a non-cash gain of $12 million, net of income taxes, in earnings and deferred a non-cash gain of $4 million, net of income taxes, in accumulated other comprehensive income and PECO deferred a non-cash gain of $40 million, net of income taxes, in accumulated other comprehensive income.

Under the provisions of SFAS No. 133, all derivatives are recognized on the balance sheet at their fair value unless they qualify for a normal purchases and normal sales exception. Changes in the derivatives recorded at fair value are recognized in earnings unless specific hedge accounting criteria are met, in which case those changes are recorded in other comprehensive income. Gains and losses on “normal” contracts are recognized when the underlying physical transaction affects earnings. As part of Exelon’s energy marketing business, Exelon enters into contracts to buy and sell energy to meet the requirements of its customers. These contracts include short-term and long-term commitments to purchase and sell energy and energy-related products in the retail and wholesale markets with the intent and ability to deliver or take delivery. While these contracts are considered derivative financial instruments under SFAS No. 133, the majority of these transactions have been designated as “normal purchases” or “normal sales” and are thus not required to be recorded at fair value, but on an accrual basis of accounting.

A derivative financial instrument can be designated as a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair-value hedge), or a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash-flow hedge). Changes in the fair value of a derivative that is highly effective as, and is designated and qualifies as, a fair-value hedge, along with the gain or loss on the hedged asset or liability that is attributable to the hedged risk, are recorded in earnings. Changes in the fair value of a derivative that is highly effective as, and is designated as and qualifies as, a cash-flow hedge are recorded in other comprehensive income, until earnings are affected by the variability of cash flows being hedged.

In connection with Exelon’s Risk Management Policy (RMP), Exelon enters into derivatives to manage its exposure to fluctuations in interest rates, changes in interest rates

Notes to Consolidated Financial Statements

EXELON CORPORATION AND SUBSIDIARY COMPANIES

related to planned future debt issuances prior to their actual issuance and changes in the fair value of outstanding debt which is planned for early retirement. Exelon utilizes derivatives with respect to energy transactions to manage the utilization of its available generating capability and provisions of wholesale energy to its affiliates. Exelon also utilizes energy option contracts and energy financial swap arrangements to limit the market price risk associated with forward energy commodity contracts. Additionally, Exelon enters into energy-related derivatives for trading purposes. Contracts entered into by Exelon to limit market risk associated with forward energy commodity contracts are reflected in the financial statements at the lower of cost or market using the accrual method of accounting. Under these contracts, Exelon recognizes any gains or losses when the underlying physical transaction affects earnings. Revenues and expenses associated with market price risk management contracts are amortized over the terms of such contracts. Commitments under these contracts are discussed in Note 19—Commitments and Contingencies.

Exelon enters into contracts to buy and sell energy for trading purposes subject to limits. These contracts are recognized on the balance sheet at fair value and changes in the fair value of these derivative financial instruments are recognized in earnings.

Cumulative Effect of Changes in Accounting Principles

The following tables set forth Exelon’s net income and earnings per common share for the years ended December 31, 2003, 2002 and 2001, adjusted as if SFAS No. 142 and SFAS No. 143 had been applied effective January 1, 2001. SFAS No. 142 and SFAS No. 143 were adopted as of January 1, 2002 and January 1, 2003, respectively.

	2003	2002	2001

Reported net income	$905	$1,440	$1,428
Earnings effect of adopting SFAS No. 143	–	27	104
Exclusion of goodwill amortization–SFAS No. 142	–	–	155

Adjusted net income	$905	$1,467	$1,687

	2003	2002	2001

Basis earnings per common share:
Reported net income	$2.78	$4.47	$4.46
Earnings effect of adopting SFAS No. 143	–	0.08	0.32
Exclusion of goodwill amortization–SFAS No. 142	–	–	0.48

Adjusted net income	$2.78	$4.55	$5.26

	2003	2002	2001

Diluted earnings per common share:
Reported net income	$2.75	$4.44	$4.43
Earnings effect of adopting SFAS No. 143	–	0.08	0.32
Exclusion of goodwill amortization–SFAS No. 142	–	–	0.48

Adjusted net income	$2.75	$4.52	$5.23

See Note 8—Goodwill and Note 13—Nuclear Decommissioning and Spent Fuel Storage for further information regarding the adoptions of SFAS No. 142 and SFAS No. 143, respectively.

New Accounting Pronouncements

Through its postretirement benefit plans, Exelon provides retirees with prescription drug coverage. On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Prescription Drug Act) was enacted. The Prescription Drug Act introduced a prescription drug benefit under Medicare as well as a Federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to the Medicare prescription drug benefit. In response to the enactment of the Prescription Drug Act, the FASB issued FASB Staff Position (FSP) FAS 106-1 (FSP FAS 106-1) in January 2004, which permits a plan sponsor of a postretirement health care plan that provides a prescription drug benefit to make a one-time election to defer the accounting for the effects of the Prescription Drug Act. Exelon has made the one-time election allowed by FSP FAS 106-1. Thus, any measures of the accumulated projected benefit obligation (APBO) or net periodic postretirement benefit costs in Exelon’s financial statements and included in Note 14—Retirement Benefits do not reflect the effects of the Prescription Drug Act on Exelon’s postretirement plans. Exelon is evaluating what impact the Prescription Drug Act will have on its postretirement benefit plans and whether it will be eligible for a Federal subsidy beginning in 2006. Specific authoritative guidance on the accounting for the Federal subsidy is pending, and that

Notes to Consolidated Financial Statements

EXELON CORPORATION AND SUBSIDIARY COMPANIES

guidance, when issued, could require Exelon to change previously reported information.

In July 2003, the EITF reached a consensus on EITF Issue No. 03-11, “Reporting Realized Gains and Losses on Derivative Instruments That Are Subject to FASB Statement No. 133, ‘Accounting for Derivative Instruments and Hedging Activities,’ and Not ‘Held for Trading Purposes’ as Defined in EITF Issue No. 02-3, ‘Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities,” (EITF 03-11), which was ratified by the FASB in August 2003. The EITF concluded that determining whether realized gains and losses on physically settled derivative contracts not “held for trading purposes” should be reported in the income statement on a gross or net basis is a matter of judgment that depends on the relevant facts and circumstances. The impact, if any, of adopting EITF 03-11 on Exelon’s operating revenues and operating expenses has not been determined but could be material. The adoption of EITF 03-11 will have no impact on net income.

As discussed above, FIN No. 46 was effective for Exelon’s variable interest entities created after January 31, 2003 and FIN No. 46-R was effective December 31, 2003 for Exelon’s other variable interest entities that are considered to be special-purpose entities. FIN No. 46-R applies to all other variable interest entities as of March 31, 2004. Exelon believes that it is reasonably possible that it will consolidate Sithe as of March 31, 2004. Generation is a 50% owner of Sithe and accounts for this entity as an unconsolidated equity investment. Sithe owns and operates power generating facilities. Generation contractually does not own any interest in Sithe International, a subsidiary of Sithe. As such, a portion of Sithe’s net assets and results of operations would be eliminated from Generation’s Consolidated Balance Sheets and Consolidated Statements of Income through a minority interest if Sithe is consolidated under FIN No. 46-R as of March 31, 2004. See Note 3—Sithe for a further discussion of Generation’s investment in Sithe. Exelon continues to review other entities with which Exelon and its subsidiaries have business arrangements to determine if those entities are variable interest entities under FIN No. 46-R and, if so, whether consolidation of these entities will be required as of March 31, 2004.

NOTE 02 • ACQUISITIONS AND DISPOSITIONS

AmerGen Energy Company, LLC

On December 22, 2003, Generation purchased British Energy plc’s (British Energy) 50% interest in AmerGen for $276.5 million.

Prior to the purchase, Generation was a 50% owner of AmerGen and had accounted for the investment as an unconsolidated equity investment. From January 1, 2003 through the date of closing, Generation recorded $47 million of equity in earnings of unconsolidated affiliates related to its investment in AmerGen and had significant purchased power agreements (PPAs) with AmerGen. The book value of Generation’s investment in AmerGen prior to the purchase was $311 million.

The transaction was accounted for as a step acquisition. As such, upon consolidation, Generation was required to allocate its $311 million book value as discussed above to 50% of AmerGen’s equity balance. The difference between Generation’s investment in AmerGen and 50% of AmerGen’s equity book value of approximately $227 million was primarily due to Generation not recognizing a significant portion of the cumulative effect of the change in accounting principle at AmerGen related to the adoption of SFAS No. 143. Generation reduced AmerGen’s equity value through the reduction of the book value of AmerGen’s long-lived assets.

Exelon recorded the acquired assets and liabilities of AmerGen (remaining 50%) to fair value as of the date of purchase. The following assets and liabilities, reflecting the equity basis and fair value adjustments discussed above, of AmerGen were recorded within Exelon’s Consolidated Balance Sheets as of the date of purchase:

Current assets (including $36 million of cash acquired)	$128
Property, plant and equipment, including nuclear fuel	129
Nuclear decommissioning trust funds	1,108
Deferred debits and other assets	31
Current liabilities	(174)
Asset retirement obligation	(487)
Deferred credits and other liabilities	(106)
Long-term debt	(41)

Total equity	$588

As of December 31, 2003, the assets and liabilities of AmerGen were fully consolidated into Exelon’s financial statements. The above allocation of purchase price is preliminary related to the valuation of long-lived assets, which will be finalized in early 2004.

Exelon New England Holdings Asset Acquisition

On November 1, 2002, Generation purchased the assets of Sithe New England Holdings, LLC (now known as Exelon New England), a subsidiary of Sithe, and related power marketing operations with a total of 4,066 megawatts of capacity. Exelon New England’s primary assets were gas-fired generating facilities under construction. The purchase price for the Exelon New England assets consisted of a $536 million note to Sithe, $14 million of direct acquisition costs and a $208 million adjustment to Generation’s previously existing investment in Sithe related to Exelon New England.

The allocation of the purchase price to the fair value of assets acquired and liabilities assumed in the acquisition was as follows:

Notes to Consolidated Financial Statements

EXELON CORPORATION AND SUBSIDIARY COMPANIES

Current assets (including $12 million of cash acquired)	$85
Property, plant and equipment	1,949
Deferred debits and other assets	63
Current liabilities	(154)
Deferred credits and other liabilities	(149)
Long-term debt	(1,036)

Total purchase price	$758

In connection with the acquisition, Generation assumed certain Sithe guarantees, including a guarantee of a contingent equity contribution to be made to Sithe Boston Generating, LLC (currently known as Boston Generating), a project subsidiary of Exelon New England. Exelon New England made a contribution of $38 million to Boston Generating in full satisfaction of that contingent equity contribution guarantee in December 2003.

Boston Generating has a $1.25 billion credit facility (Boston Generating Facility), which was entered into primarily to finance the development and construction of generating projects known as Mystic 8 and 9 and Fore River. Approximately $1.0 billion of debt was outstanding under the Boston Generating Facility at December 31, 2003, all of which is reflected in Exelon’s Consolidated Balance Sheets as a current liability due to certain events of default described below. The Boston Generating Facility is non-recourse to Exelon and an event of default under the Boston Generating Facility does not constitute an event of default under any other debt instruments of Exelon or its subsidiaries.

The Boston Generating Facility required that all of the projects achieve “Project Completion,” as defined in the Boston Generating Facility (Project Completion), by July 12, 2003. Project Completion was not achieved by July 12, 2003, resulting in an event of default under the Boston Generating Facility. Mystic 8 and 9 and Fore River have all begun commercial operation, although they have not yet achieved Project Completion.

As a result of Generation’s continuing evaluation of the projects and discussions with the lenders, in July 2003, Generation commenced the process of an orderly transition out of the ownership of Boston Generating and the projects. The transition out of Generation’s ownership of Boston Generating will take place in a manner that complies with applicable regulatory requirements. For a period of time, Generation expects to continue to provide administrative and operational services to Boston Generating in its operation of the projects. Generation informed the lenders of its decision to exit and that it will not provide additional funding beyond its existing contractual obligations. Generation anticipates that this transition will occur in 2004.

As a result of the decision to transition out of the ownership of Boston Generating and the projects in the third quarter of 2003, Generation recorded an impairment charge related to Boston Generating’s long-lived assets pursuant to SFAS No. 144 of $945 million ($573 million net of income taxes). In determining the amount of the impairment charge, management compared the carrying value of Boston Generating’s long-lived assets to the fair value of those assets. Because comparable asset sale data was not available, the fair value of Boston Generating’s long-lived assets was determined using the estimated future discounted cash flows from those assets. Forecasted cash flows incorporated assumptions relative to the period of time that Generation will continue to own and operate Boston Generating.

Acquisition of Generating Plants from TXU

On April 25, 2002, Generation acquired two natural-gas generation plants with a total of 2,334 megawatts of capacity from TXU Corp. (TXU) for an aggregate purchase price of $443 million. The transaction included a purchased power agreement for TXU to purchase power during the months of May through September from 2002 through 2006. During the periods covered by the purchased power agreement, TXU makes fixed capacity payments, variable expense payments, and provides fuel to Exelon in return for exclusive rights to the energy and capacity of the generation plants. Substantially the entire purchase price was allocated to property, plant and equipment.

InfraSource

On September 24, 2003, Enterprises sold the electric construction and services, underground and telecom businesses of InfraSource. Cash proceeds to Enterprises from the sale were approximately $175 million, net of transaction costs and cash transferred to the buyer upon sale, plus a $30 million subordinated note receivable maturing in 2011. At the time of closing, the present value of the note receivable was approximately $12 million. In connection with the transaction, Enterprises entered into an agreement that may result in certain payments to InfraSource if the amount of services Exelon purchases from InfraSource during the period from closing through 2006 is below specified thresholds. Pursuant to the sales agreement, certain working capital adjustments to the purchase price will be made in 2004.

In connection with the above agreement, Enterprises recorded an impairment charge during the second quarter of 2003 of approximately $48 million (before income taxes and minority interest) pursuant to SFAS No. 142 related to the goodwill recorded within the InfraSource reporting unit. Management of Enterprises primarily considered the negotiated sales price and the estimated book value of InfraSource at the time of the closing of the sale in determining the amount of the goodwill impairment charge. In connection with the closing of the sale in the third quarter of 2003, Enterprises recorded a gain of $44 million (before income taxes), primarily due to the book value of InfraSource

Notes to Consolidated Financial Statements

EXELON CORPORATION AND SUBSIDIARY COMPANIES

at the date of closing being lower than estimated in the second quarter of 2003. The net impact of the goodwill impairment in the second quarter and the gain recorded in the third quarter was a loss before income taxes and minority interest of $4 million for the year ended December 31, 2003. The net impact was recorded as an operating and maintenance expense within the Consolidated Statements of Income.

Exelon Thermal Holdings, Inc.

In December 2003, Exelon signed an agreement to sell its Chicago thermal business of Exelon Thermal Holdings, Inc. (Thermal) for approximately $135 million, subject to working capital adjustments. The agreement to sell the Chicago thermal operations is subject to customary closing conditions and approval from the City of Chicago (Chicago) and is expected to close during the first half of 2004. The debt of the Chicago thermal operations is required to be repaid by Enterprises prior to closing. The total debt outstanding of the Chicago thermal operations as of December 31, 2003 was $38 million, which may result in prepayment penalties. Exelon also reached agreement to sell Exelon’s 75% share in the Aladdin thermal facility (located in Las Vegas, Nevada) for $24 million, which is contingent upon the exit of the Aladdin Hotel, the primary customer, from bankruptcy. The sale is expected to close during the second half of 2004. In 2003, Enterprises recorded an impairment charge of $8 million (before income taxes) related to its investment in the Aladdin thermal facility based on the terms of the sales agreement. See Assets and Liabilities Held for Sale below for dis- cussion of the classification of the Thermal assets and liabilities as of December 31, 2003.

Sale of AT&T Wireless

On April 1, 2002, Enterprises sold its 49% interest in AT&T Wireless PCS of Philadelphia, LLC to a subsidiary of AT&T Wireless Services for $285 million in cash. Exelon recorded a gain of $116 million (net of income taxes) on the $84 million investment in other income and deductions on its Consolidated Statements of Income.

Assets and Liabilities Held for Sale

As of December 31, 2003, the assets and liabilities of certain entities of Thermal and Exelon Services, Inc. (Exelon Services) were classified as held for sale within the Consolidated Balance Sheet pursuant to SFAS No. 144. Enterprises recognized impairment charges totaling $14 million (before income taxes) under SFAS No. 144 related to the assets of Exelon Services that were classified as held for sale as of December 31, 2003. These assets and liabilities are reported under the Enterprises segment in Note 21—Segment Information and are expected to be sold in 2004. See Note 8—Goodwill for information regarding the goodwill impairment charge recorded in 2003 related to Exelon Services.

Generation classified three gas turbines with a book value of $36 million as held for sale as of December 31, 2003 in anticipation of their sale in 2004. These turbines had been classified as other long-term assets as they were not placed into service. The major classes of assets and liabilities classified as held for sale as of December 31, 2003 consist of the following (in millions):

	Generation	Thermal	Exelon Services	Total

Cash	$–	$9	$2	$11
Accounts receivable, net	–	13	46	59
Other current assets	–	1	23	24
Property, plant and equipment, net	–	85	1	86
Other long-term assets	36	12	14	62

Total assets classified as held for sale	$36	$120	$86	$242

	Thermal	Exelon Services	Total

Accounts payable, accrued expenses and other current liabilities	$4	$40	$44
Debt	1	–	1
Asset retirement obligation	3	–	3
Other long-term liabilities	10	3	13

Total liabilities classified as held for sale	$18	$43	$61

Synthetic Fuel-Producing Facilities

In November 2003, Exelon purchased interests in two synthetic fuel-producing facilities. Exelon’s purchase price for these facilities included a combination of cash, notes payable and contingent consideration dependent upon the production level of the facilities. These facilities are not consolidated within Exelon’s financial statements as Exelon does not have the ability to exert a significant influence on these facilities. The notes payable recorded for the purchase of the facilities was $238 million. Exelon’s right to acquire its share of tax credits generated by the facilities was recorded as an intangible asset and will be amortized as the tax cred -

Notes to Consolidated Financial Statements

EXELON CORPORATION AND SUBSIDIARY COMPANIES

its are earned. Synthetic fuel facilities chemically change coal, including waste and marginal coal, into a fuel used at power plants. Requests for two private letter rulings have been filed with the Internal Revenue Service (IRS) to affirm that the fuel production from these facilities qualifies for tax credits under Section 29 of the Internal Revenue Code. Exelon has retained a termination right that may be exercised in the event that the letter rulings are not received within one year.

NOTE 03 • SITHE

Generation is a 50% owner of Sithe and accounts for the investment as an unconsolidated equity investment. In 2003, Generation recorded impairment charges of $255 million (before income taxes) in other income and deductions within the Consolidated Statements of Income associated with a decline in the fair value of the Sithe investment, which was considered to be other-than-temporary. Generation’s management considered various factors in the decision to impair this investment, including management’s negotiations to sell its interest in Sithe. The discussions surrounding the sale indicated that the fair value of the Sithe investment was below its book value and, as such, impairment charges were required.

On November 25, 2003, Generation, Reservoir Capital Group (Reservoir) and Sithe completed a series of transactions resulting in Generation and Reservoir each indirectly owning a 50% interest in Sithe. This series of transactions is described below. Immediately prior to these transactions, Sithe was owned 49.9% by Generation, 35.2% by Apollo Energy, LLC (Apollo), and 14.9% by subsidiaries of Marubeni Corporation (Marubeni).

On November 25, 2003, entities controlled by Reservoir purchased certain Sithe entities holding six U.S. generating facilities, each a qualifying facility under the Public Utility Regulatory Policies Act, in exchange for $37 million ($21 million in cash and a $16 million two-year note); and entities controlled by Marubeni purchased all of Sithe’s entities and facilities outside of North America (other than Sithe Energies Australia (SEA) of which it purchased a 49% interest on November 24, 2003 for separate consideration) for $178 million. Marubeni agreed to acquire the remaining 51% of SEA in 90 days if a buyer is not found, although discussions regarding an extension are ongoing.

Following the sales of the above entities, Generation transferred its wholly owned subsidiary that held the Sithe investment to a newly formed holding company. The subsidiary holding the Sithe investment acquired the remaining Sithe interests from Apollo and Marubeni for $612 million using proceeds from a $580 million bridge financing and available cash. Generation sold a 50% interest in the newly formed holding company for $76 million to an entity controlled by Reservoir on November 25, 2003. On November 26, 2003, Sithe distributed $580 million of available cash to its parent, which then utilized the distributed funds to repay the bridge financing.

In connection with this transaction, Generation recorded obligations related to $39 million of guarantees in accordance with FASB Interpretation (FIN) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others” (FIN No. 45). These guarantees were issued to protect Reservoir from credit exposure of certain counterparties through 2015 and other indemnities. In determining the value of the FIN No. 45 guarantees, Exelon utilized probabilistic models to assess the possibilities of future payments under the guarantees.

Both Generation and Reservoir’s 50% interests in Sithe are subject to put and call options that could result in either party owning 100% of Sithe. While Generation’s intent is to fully divest Sithe, the timing of the put and call options vary by acquirer and can extend through March 2006. The pricing of the put and call options is dependent on numerous factors, such as the acquirer, date of acquisition and assets owned by Sithe at the time of exercise. Any closing under either the put or call options is conditioned upon obtaining state and Federal regulatory approvals.

At December 31, 2003, Sithe had total assets of $1.5 billion (including the $90 million note from Generation) and total liabilities of $1.6 billion. Of the total liabilities, Sithe had $1.0 billion of debt which included $588 million of subsidiary debt incurred in prior years, primarily to finance the construction of six generating facilities, $419 million of subordinated debt, $43 million of current portion of long-term debt, but excludes $469 million of non-recourse debt associated with Sithe’s equity investments. For the year ended December 31, 2003, Sithe had revenues of $690 million and incurred a net loss of approximately $72 million. Exelon contractually does not own any interest in Sithe International, a subsidiary of Sithe.

The book value of Generation’s investment in Sithe was $47 million at December 31, 2003. Generation recorded $2 million of equity method income for its investment in Sithe during the twelve months ended December 31, 2003. See Note 1—Significant Accounting Policies for a discussion of Sithe in relation to FIN No. 46-R.

NOTE 04 • REGULATORY ISSUES

ComEd

Delivery Service Rates. On March 3, 2003, ComEd entered into and the ICC subsequently entered orders to implement, an agreement (Agreement) with various Illinois retail market participants and other interested parties that settled, among

Notes to Consolidated Financial Statements

EXELON CORPORATION AND SUBSIDIARY COMPANIES

other things, delivery service rates and the market value index proceeding and facilitates competitive service declarations for large-load customers and an extension of the PPA with Generation. The effect of the Agreement is lower competitive transition charge (CTC) collections that ComEd charges customers who take electricity from an alternative retail electric supplier (ARES) or under the purchase power option (PPO) through 2006. The Agreement also allows customers to lock in current CTC charges for multiple years. A non-party to the Agreement has appealed one of the ICC’s orders which, if ultimately successful, may impact the Agreement on a going-forward basis.

The annual market price adjustments to the CTC effective in June 2002 and the impacts of the Agreement in June 2003 had the effect of significantly increasing the CTC charge in June 2002, and subsequently significantly reducing the CTC charge in June 2003. In 2003 and 2002, ComEd collected $304 million and $306 million in CTC revenues, respectively. Based on the changes in the CTC as part of the Agreement and on current assumptions about the competitive price of delivered energy and customers’ choice of electric supplier, ComEd estimates that CTC revenue will be approximately $180 million to $200 million in each of the years 2004 through 2006.

In 2003, ComEd recorded a charge to earnings associated with the required funding of specified programs and initiatives associated with the Agreement of $51 million (before income taxes) on a present value basis. This amount was partially offset by the reversal of a $12 million (before income taxes) reserve established in the third quarter of 2002 for a potential capital disallowance in ComEd’s delivery services rate proceeding and a credit of $10 million (before income taxes) related to the capitalization of employee incentive payments provided for in the delivery services order. The charge of $51 million and the credit of $10 million were recorded in operating and maintenance expense and the reversal of the $12 million reserve was recorded in other, net within Exelon’s Consolidated Statements of Income. The net charge for these items was $29 million (before income taxes). In accordance with the Agreement, ComEd made payments of $23 million during 2003.

Customer Choice. All of ComEd’s retail customers are eligible to choose an ARES and non-residential customers may also buy electricity from ComEd at market-based prices under the PPO. No alternative provider has chosen to serve ComEd’s residential customers. As of December 31, 2003, about 20,300 non-residential customers, or 31% of ComEd’s annual retail kilowatthour sales, had elected either the PPO or an ARES. Customers who receive energy from an alternative supplier continue to pay a delivery charge.

Customer Service Declarations. On November 14, 2002, the ICC allowed ComEd, by operation of law, to revise its provider of last resort obligation to be the back-up energy supplier at market-based rates for customers with energy demands of at least three megawatts. About 370 of ComEd’s largest energy customers are affected, representing an aggregate supply obligation or load of approximately 2,500 megawatts. These customers accounted for 10% of ComEd’s 2003 MWh deliveries. These customers will not have a right to take bundled service after June 2006 or to come back to bundled rates if they choose an alternative supplier. The parties to the Agreement have committed, if specified market conditions exist, not to oppose a process to be initiated in June 2004 or thereafter for achieving a similar competitive declaration for customers having energy demands of one to three megawatts.

On March 28, 2003, the ICC approved changes to ComEd’s real-time pricing tariff, which would be made available to customers who choose not to go to the competitive market to procure their electric power and energy. An appeal to each of the ICC’s orders is pending and ComEd cannot predict the outcome of those appeals.

Exelon cannot predict the long-term impact of customer choice on results of operations.

Rate Reductions and Return on Common Equity Threshold. The Illinois restructuring legislation as amended required a 15% residential base rate reduction effective August 1, 1998 and an additional 5% residential base rate reduction effective October 1, 2001. In addition, a base rate freeze, reflecting the residential base rate reduction, is in effect through January 1, 2007. A utility may request a rate increase during the rate freeze period only when necessary to ensure the utility’s financial viability. Under the Illinois legislation, if the two-year average of the earned return on common equity of a utility through December 31, 2006 exceeds an established threshold, one-half of the excess earnings must be refunded to customers. The threshold rate of return on common equity is based on a two-year average of the Monthly Treasury Bond Long-Term Average Rates (25 years and above) plus 8.5% in the years 2000 through 2006. Earnings for purposes of ComEd’s threshold include ComEd’s net income calculated in accordance with GAAP and reflect the amortization of regulatory assets. As a result of the Illinois legislation, at December 31, 2003, ComEd had a regulatory asset with an unamortized balance of $131 million that it expects to fully recover and amortize by the end of 2006. ComEd did not trigger the earnings sharing provision in 2001, 2002 or 2003 and does not currently expect to trigger the earnings sharing provisions in the years 2004 through 2006.

Notes to Consolidated Financial Statements

EXELON CORPORATION AND SUBSIDIARY COMPANIES

Nuclear Decommissioning Costs. In connection with the transfer of ComEd’s nuclear generating stations to Generation, the ICC permitted ComEd to recover $73 million per year from retail customers for decommissioning for the years 2001 through 2004 and, depending upon the portion of the output from those stations taken by ComEd, up to $73 million annually in 2005 and 2006. These amounts are remitted to Generation. Subsequent to 2006, there will be no further recoveries of decommissioning costs from customers. Any surplus funds after a nuclear station is decommissioned must be refunded to ComEd’s customers. See Note 13—Nuclear Decommissioning and Spent Fuel Storage.

Open Access Transmission Tariff. On November 10, 2003, the FERC issued an order allowing ComEd to put into effect beginning April 12, 2004, subject to refund and rehearing, new transmission rates designed to reflect nearly $500 million of infrastructure investments made since 1998. However, because of the Illinois retail rate freeze and the method for calculating CTCs, the increase is not expected to significantly increase operating revenues. Exelon is unable to predict the ultimate outcome of the associated rehearing or settlement negotiations.

PECO

In 2003, the phased process to implement competition in the electric industry continued as mandated by the requirements of the PUC’s Final Restructuring Order as further discussed below.

Rate limitations. PECO is subject to agreed-upon rate reductions of $80 million, in aggregate, for the years 2004 and 2005 and caps (subject to limited exceptions for significant increases in Federal or state income taxes or other significant changes in law or regulation that do not allow PECO to earn a fair rate of return) on its transmission and distribution rates through December 31, 2006, and on its energy rates through December 31, 2010, as a result of settlements previously reached with the PUC.

Nuclear Decommissioning Cost Adjustment Clause. On July 25, 2003, the PUC approved an adjustment to PECO’s nuclear decommissioning cost adjustment clause. Effective January 1, 2004, PECO will be permitted to recover an additional $3.6 million annually, or $33 million compared to $29 million previously. These amounts are remitted by PECO to Generation upon collection.

Customer Choice. The 1998 Electric Restructuring Settlement approved by the PUC established market share thresholds (MST) to promote competition. The MST requirements provided that if, as of January 1, 2003, less than 50% of residential and commercial customers have chosen an alternative electric generation supplier, the number of customers sufficient to meet the MST shall be randomly selected and assigned to an alternative electric generation supplier through a PUC-determined process. On January 1, 2003, the number of customers choosing an alternative electric generation supplier did not meet the MST. As a result of a PUC-approved auction process, approximately 64,000 small commercial and industrial customers and 267,000 residential customers were selected to participate in the MST program of which approximately 50,000 and 194,000 customers enrolled with alternative electric generation suppliers in May 2003 and December 2003, respectively. Any customer transferred has the right to return to PECO at any time. Exelon does not expect the transfer of PECO customers pursuant to the MST plan to have a material impact on its results of operations, financial position or cash flows.

See Note 20—Supplemental Financial Information for further discussion of the regulatory assets and liabilities of ComEd and PECO.

NOTE 05 • ACCOUNTS RECEIVABLE

Customer accounts receivable at December 31, 2003 and 2002 included unbilled operating revenues related to unread meters at Energy Delivery and Exelon Energy Company, the competitive retail energy sales business of Enterprises, of $452 million and $442 million, respectively. Also included in customer accounts receivable was $366 million and $394 million at December 31, 2003 and 2002, respectively, related to Generation’s unbilled revenues for amounts of energy delivered to customers in the month of December. The allowance for uncollectible accounts at December 31, 2003 and 2002 was $110 million and $132 million, respectively.

In April 2002, ComEd changed its accounting estimate related to the allowance for uncollectible accounts based on an independently prepared evaluation of the risk profile of ComEd’s customer accounts receivable. As a result of the new evaluation, the allowance for uncollectible accounts reserve was reduced by $11 million in the second quarter of 2002. PECO performed a similar evaluation which resulted in changes to its accounting estimate processes related to the allowance for uncollectible accounts. As a result, the allowance for uncollectible accounts reserve was reduced by $17 million in the fourth quarter of 2002.

In December 2002, Generation increased its allowance for uncollectible accounts by $6 million based on an independently prepared evaluation of the risk profile of Power Team’s counterparties. Power Team is the unit within Generation that manages the output of Generation’s assets and energy sales.

PECO is party to an agreement with a financial institution under which it can sell or finance with limited recourse an undivided interest, adjusted daily, in up to $225

Notes to Consolidated Financial Statements

EXELON CORPORATION AND SUBSIDIARY COMPANIES

million of designated accounts receivable until November 2005. At December 31, 2003, PECO had sold a $225 million interest in accounts receivable, consisting of a $176 million interest in accounts receivable which PECO accounted for as a sale under SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities—a Replacement of FASB Statement No. 125,” (SFAS No. 140) and a $49 million interest in special-agreement accounts receivable which was accounted for as a long-term note payable. At December 31, 2002, PECO had sold a $225 million interest in accounts receivable, consisting of a $164 million interest in accounts receivable which PECO accounted for as a sale under SFAS No. 140 and a $61 million interest in special-agreement accounts receivable which was accounted for as a long-term note payable (see Note 11— Long-Term Debt). PECO retains the servicing responsibility for these receivables. The agreement requires PECO to maintain the $225 million interest, which, if not met, requires cash, which would otherwise be received by PECO under this program, to be held in escrow until the requirement is met. At December 31, 2003 and 2002, PECO met this requirement and was not required to make any cash deposits.

NOTE 06 • PROPERTY, PLANT, AND EQUIPMENT

A summary of property, plant and equipment by asset category as of December 31, 2003 and 2002 is as follows:

Asset Category	2003	2002

Electric–transmission and distribution	$12,755	$11,940
Electric–generation	7,976	5,678
Gas–transmission and distribution	1,387	1,319
Common	376	370
Nuclear fuel	2,568	3,114
Construction work in progress	795	2,772
Asset retirement cost	173	–
Other property, plant and equipment	1,548	1,644

Total property, plant and equipment	27,578	26,837
Less accumulated depreciation (including accumulated amortization of nuclear fuel of $1,596 and $2,212 as of December 31, 2003 and 2002, respectively)	6,948	8,880

Property, plant and equipment, net	$20,630	$17,957

Energy Delivery’s depreciation expense, which is included in cost of service for rate purposes, includes an estimated cost of dismantling and removing plant from service upon retirement. Beginning in 2003, in accordance with regulatory accounting practice, collections for future removal costs are recorded as a regulatory liability. Prior periods have been reclassified for comparative purposes. For more information, see Note 20–Supplemental Financial Information.

In July 2002, ComEd decreased its depreciation rates based on a new depreciation study reflecting its significant construction program in recent years, changes in and development of new technologies, and changes in estimated plant service lives since the last depreciation study. The annualized reduction in depreciation expense was $96 million.

In April 2001, Generation changed its accounting estimates related to the depreciation and decommissioning of certain generating stations. The estimated service lives were extended by 20 years for three nuclear stations, by periods of up to 20 years for certain fossil stations and by 50 years for a pumped storage station. In July 2001, the estimated service lives were extended by 20 years for the remainder of Exelon’s operating nuclear stations. These changes were based on engineering and economic feasibility studies performed by Generation considering, among other things, future capital and maintenance expenditures at the plants. The service life extensions are subject to Nuclear Regulatory Commission (NRC) approval of NRC operating licenses, which are generally 40 years. The annualized reduction in depreciation expense from the change is $132 million.

Notes to Consolidated Financial Statements

EXELON CORPORATION AND SUBSIDIARY COMPANIES

NOTE 07 • JOINTLY OWNED ELECTRIC UTILITY PLANT

Exelon’s undivided ownership interests in jointly owned electric plant at December 31, 2003 and 2002 were as follows:

	Production Plant

December 31, 2003	Peach Bottom	Salem	Keystone	Conemaugh	Quad Cities	Transmission

Operator	Generation	PSE&G	Reliant	Reliant	Generation	LDVT	(a)
Ownership interest	50%	42.59%	20.99%	20.72%	75%	21%
Exelon’s share:
Plant	$449	$106	$167	$210	$193	$56
Accumulated depreciation	239	24	106	138	18	23
Construction work in progress	1	48	2	1	24	—

(a)	Lower Delaware Valley Transmission System (LDVT).

	Production Plant					Transmission and Other Plant

December 31, 2002	Peach Bottom	Salem	Keystone	Conemaugh	Quad Cities

Operator	Generation	PSE&G	Reliant	Reliant	Generation	Various Co.
Ownership interest	50%	42.59%	20.99%	20.72%	75%	21 to 44%
Exelon’s share:
Plant	$417	$44	$131	$214	$171	$58
Accumulated depreciation	229	12	98	127	4	22
Construction work in progress	52	36	28	1	35	–

Exelon’s undivided ownership interests are financed with Exelon funds and all operations are accounted for as if such participating interests were wholly owned facilities. Direct expenses of the jointly owned plants are included in the corresponding operating expenses on the Consolidated Statements of Income.

NOTE 08 • GOODWILL

Adoption of SFAS No. 142

Effective January 1, 2002, Exelon adopted SFAS No. 142. Pursuant to SFAS No. 142, goodwill is no longer amortized; however, in addition to an initial assessment, goodwill is subject to an assessment for impairment at least annually, or more frequently, if events or circumstances indicate that goodwill might be impaired. The impairment assessment is performed using a two-step, fair-value based test. The first step compares the fair value of the reporting unit to its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, the second step is performed. The second step compares the carrying amount of the goodwill to the estimated fair value of the goodwill. If the fair value of goodwill is less than the carrying amount, an impairment loss is reported as a reduction to goodwill and a charge to operating expense.

As of December 31, 2001, Exelon’s Consolidated Balance Sheets reflected approximately $5.3 billion in goodwill net of accumulated amortization, including $4.9 billion of goodwill, net of accumulated amortization, related to the Merger recorded on ComEd’s Consolidated Balance Sheets, with the remainder related to Enterprises. The first step of the transitional impairment analysis indicated that Energy Delivery’s goodwill was not impaired but that an impairment did exist with respect to goodwill recorded in Enterprises’ reporting units. InfraSource, Exelon Services and Exelon Energy Company were determined to be those reporting units of Enterprises that had goodwill allocated to them. The second step of the analysis, which compared the fair value of each of Enterprises’ reporting units’ goodwill to the carrying value at December 31, 2001, indicated a total goodwill impairment of $357 million ($243 million, net of income taxes and minority interest). The fair value of the Enterprises’ reporting units was determined using discounted cash flow models reflecting the expected range of future cash flow outcomes related to each of the Enterprises reporting units over the life of the investment. These cash flows were discounted to 2002 using a risk-adjusted discount rate.

The components of the net transitional impairment loss recognized in the first quarter of 2002 as a cumulative effect of a change in accounting principle were as follows:

Enterprises goodwill impairment (net of income taxes of ($103))	$(254)
Minority interest (net of income taxes of $4)	11
Elimination of AmerGen negative goodwill (net of income taxes of $9)	13

Total cumulative effect of a change in accounting principle	$(230)

Notes to Consolidated Financial Statements

EXELON CORPORATION AND SUBSIDIARY COMPANIES

Accounting Methodology Under SFAS No. 142

The changes in the carrying amount of goodwill by reportable segment (see Note 21—Segment Information) for the years ended December 31, 2002 and 2003 were as follows:

	Energy Delivery	Enterprises	Total

Balances as of January 1, 2002	$4,902	$433	$5,335
Impairment losses	–	(357)	(357)
Resolution of certain tax matters	21	–	21
Merger severance adjustment	(7)	–	(7)

Balances as of January 1, 2003	4,916	76	4,992
Impairment losses	–	(72)	(72)
Adoption of SFAS No. 143:(a)
Reduction of asset retirement obligation	(210)	–	(210)
Cumulative effect of change in accounting principle	5	–	5
Resolution of certain tax matters	8	–	8
Other	–	(4)	(4)

Balances as of December 31, 2003	$4,719	$–	$4,719

(a)	See Note 13–Nuclear Decommissioning and Spent Fuel Storage.

As described below, Exelon recorded charges of $72 million (before income taxes) during 2003 to fully impair the goodwill that had been recorded within the Exelon Services and InfraSource reporting units of the Enterprises segment.

In connection with the sale of InfraSource in 2003, Exelon recorded a goodwill impairment charge of approximately $48 million related to the goodwill recorded by the InfraSource. Management of Exelon primarily considered the negotiated sales price of InfraSource in determining the amount of the goodwill impairment charge.

The annual goodwill impairment assessment was performed as of November 1, 2003 and Exelon determined that goodwill was not impaired at Energy Delivery, but that the remaining goodwill at Exelon Services was fully impaired. In its assessments to estimate the fair value of the Energy Delivery reporting unit, Exelon used a probability-weighted, discounted cash flow model with multiple scenarios. The determination of the fair value is dependent on many sensitive, interrelated and uncertain variables including changing interest rates, utility sector market performance, ComEd’s capital structure, market power prices, post-2006 rate regulatory structures, operating and capital expenditure requirements and other factors. Current negotiations regarding the sale of Exelon Services served as the basis for the fair value of the Exelon Services reporting unit used in the first step of the analysis.

The first step of the annual impairment analysis, comparing the fair value of a reporting unit to its carrying value, including goodwill, indicated no impairment of Energy Delivery’s goodwill but showed an impairment of the goodwill within the Exelon Services reporting unit. The second step of the analysis, which compared the fair value of the Exelon Services reporting unit’s goodwill to the carrying value, indicated that the total goodwill recorded at the Exelon Services reporting unit of $24 million was impaired.

Exelon recorded the 2003 goodwill impairment charges related to the InfraSource and Exelon Services reporting units as operating and maintenance expenses within the Consolidated Statements of Income.

Changes from the assumptions used in the impairment review could possibly result in a future impairment loss of Energy Delivery’s goodwill. Illinois legislation provides that reductions to ComEd’s common equity resulting from goodwill impairments will have no impact on the determination of the rate cap on ComEd’s allowed equity return during the electricity industry restructuring transition period through 2006. See Note 4—Regulatory Issues for further discussion of ComEd’s earnings provisions.

NOTE 09 • SEVERANCE ACCOUNTING

Exelon provides severance and health and welfare benefits to terminated employees pursuant to pre-existing severance plans primarily based upon each individual employee’s years of service with Exelon and compensation level. Exelon accounts for its ongoing severance plans in accordance with SFAS No. 112, “Employer’s Accounting for Postemployment Benefits, an amendment of FASB Statements No. 5 and 43” (SFAS No. 112) and SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits” and accrues amounts associated with severance benefits that are considered probable and that can be reasonably estimated.

As part of the implementation of Exelon’s new business model referred to as The Exelon Way during 2003, Exelon

Notes to Consolidated Financial Statements

EXELON CORPORATION AND SUBSIDIARY COMPANIES

identified approximately 1,500 positions for elimination by the end of 2004. The majority of the headcount reductions are professional and managerial employees. Exelon recorded a charge for salary continuance severance of $130 million (before income taxes) associated with The Exelon Way during 2003, which represented salary continuance costs that were probable and could be reasonably estimated as of December 31, 2003. During 2003, Exelon recorded a charge of $48 million (before income taxes) associated with special health and welfare severance benefits offered through The Exelon Way. In addition to salary continuance and health and welfare severance benefits, Exelon incurred curtailment costs associated with its pension and postretirement benefit plans of $80 million as a result of personnel reductions due to The Exelon Way. In total, Exelon recorded charges of $258 million (before income taxes) in 2003 associated with The Exelon Way. See Note 14 – Retirement Benefits for a description of the curtailment charges related to the pension and postretirement benefit plans.

Exelon based its estimate of the number of positions to be eliminated on management’s current plans and its ability to determine the appropriate staffing levels to effectively operate the businesses. Exelon may incur further severance costs associated with The Exelon Way if additional positions are identified for elimination. These costs will be recorded in the period in which the costs can be first reasonably estimated.

The following table details, by segment, Exelon’s total salary continuance severance costs for the years ended December 31, 2003, 2002 and 2001:

Salary continuance severance charges	Energy Delivery	Generation	Enterprises	Corporate and Intersegment Eliminations	Consolidated

Costs recorded–2003(a)	$77	$38	$9	$11	$135
Costs recorded–2002(b)	–	2	(1)	7	8
Costs recorded–2001(b)	–	4	9	(6)	7

(a)	Severance expense in 2003 reflects severance costs associated with The Exelon Way and other severance costs incurred in the normal course of business.
(b)	Severance expense in 2002 and 2001 generally represents severance activity associated with the Merger and in the normal course of business.

The following table provides a roll forward of Exelon’s salary continuance severance obligation from January 1, 2002 through December 31, 2003. The salary continuance severance obligation as of January 1, 2002 and amounts paid in 2002 relate to severance associated with the Merger.

Salary continuance severance obligation

Balance as of January 1, 2002	$124
Severance charges recorded	8
Cash payments	(78)
Other adjustments	(15)

Balance as of January 1, 2003	39
Severance charges recorded	135
Cash payments	(39)
Other adjustments	4

Balance as of December 31, 2003	$139

NOTE 10 • NOTES PAYABLE AND SHORT-TERM DEBT

Commercial Paper and Credit Facility

	2003	2002	2001

Average borrowings	$144	$337	$193
Maximum borrowings outstanding	1,288	783	599
Average interest rates, computed on daily basis	1.25%	1.94%	4.01%
Average interest rates, at December 31	1.08%	1.88%	2.63%

In October 2003, Exelon, ComEd, PECO and Generation replaced their $1.5 billion bank unsecured revolving credit facility with a $750 million 364-day unsecured revolving credit agreement and a $750 million three-year unsecured revolving credit agreement with a group of banks. Both revolving credit agreements are used principally to support the commercial paper programs at Exelon, ComEd, PECO and Generation and to issue letters of credit. The 364-day agreement also includes a term-out option provision that allows a borrower to extend the maturity of revolving credit borrowings outstanding at the end of the 364-day period for one year.

At December 31, 2003, aggregate sublimits under the credit agreements were $1.0 billion, $100 million, $150 million and $250 million for Exelon Corporate, ComEd, PECO, and Generation, respectively. Sublimits under the credit agreements can change upon written notification to the bank group. Exelon Corporate, ComEd, PECO and Generation had approximately $955 million, $80 million, $148 million and $170 million of unused bank commitments under the credit agreements, respectively, at December 31, 2003. At December 31, 2003, commercial paper outstanding was $280 million and $46 million at Exelon Corporate and PECO, respectively. ComEd and Generation did not have any commercial paper outstanding at December 31, 2003. Interest rates on the advances under the credit facility are based on either the London Interbank Offering Rate (LIBOR) or prime plus an adder based on the credit rating of the borrower as well as the total outstanding amounts under the agreement at the time of borrowing. The maximum adder would be 175 basis points.

Notes to Consolidated Financial Statements

EXELON CORPORATION AND SUBSIDIARY COMPANIES

Boston Generating Facility

Approximately $1.0 billion of debt was outstanding under the Boston Generating Facility at December 31, 2003, all of which was reflected in Exelon’s Consolidated Balance Sheets as a current liability due to certain events of default described in Note 2—Acquisitions and Dispositions. The Boston Generating Facility is non-recourse to Exelon and an event of default under the Boston Generating Facility does not constitute an event of default under any other debt instruments of Exelon or its subsidiaries.

Generation Revolving Credit Facility

On September 29, 2003, Generation closed on an $850 million revolving credit facility that replaced a $550 million revolving credit facility that had originally closed on June 13, 2003. Generation used the facility to make the first payment to Sithe relating to the $536 million note that was used to purchase Exelon New England. This note was restructured in June 2003 to provide for a payment of $210 million of the principal on June 16, 2003, payment of $236 million of the principal on the earlier of December 1, 2003 or a change of control of Generation, and payment of the remaining principal on the earlier of December 1, 2004 or a change of control of Generation. Generation terminated the $850 million revolving credit facility on December 22, 2003.

Notes to Consolidated Financial Statements

EXELON CORPORATION AND SUBSIDIARY COMPANIES

NOTE 11 • LONG-TERM DEBT

	December 31,

	Rates		Maturity Date	2003	2002

Securitized long-term debt(a)
ComEd Transitional Trust Notes Series 1998-A:				$–	$2,040
PETT Bonds Series 1999-A:
Fixed rates				–	2,426
Floating rates				–	274
PETT Bonds Series 2000-A:				–	750
PETT Bonds Series 2001:				–	805
Other long-term debt
First and Refunding Mortgage Bonds(b)(c):
Fixed rates	3.50%-9.875%		2004-2033	4,312	3,614
Floating rates	1.07%-1.30%		2012-2020	406	254
Notes payable and other	5.35%-9.20%		2004-2020	2,944	2,393
Boston Generating Facility	6.60%	(d)	2007	1,037	1,036
Pollution control notes:
Fixed rates	5.20%-5.30%		2021-2034	156	199
Floating rates	0.95%-1.15%		2016-2034	363	456
Notes payable–accounts receivable agreement	1.40%		2005	49	61
Sinking fund debentures	3.125%-4.75%		2004-2011	17	20
Commercial paper(e)				–	267

Total long-term debt(f)				9,284	14,595
Unamortized debt discount and premium, net				(43)	(107)
Fair-value hedge carrying value adjustment, net				33	41
Long-term debt due within one year				(1,385)	(1,402)

Long-term debt				$7,889	$13,127

Long-term debt to financing trusts(a)
Subordinated debentures to ComEd Financing II	8.50%		2027	$155	$–
Subordinated debentures to ComEd Financing III	6.35%		2033	206	–
Subordinated debentures to PECO Trust III	7.38%		2028	81	–
Subordinated debentures to PECO Trust IV	5.75%		2033	103	–
Payable to ComEd Transitional
Funding Trust	5.44%-5.74%		2004-2008	1,676	–
Payable to PETT	5.63%-7.65%		2004-2010	3,849	–

Long-term debt to financing trusts(g)				6,070	–
Long-term debt to financing trusts due within one year				(470)	–

Total long-term debt to financing trusts				$5,600	$–

(a)	Effective July 1, 2003, PECO Energy Capital Trust IV (PECO Trust IV), a financing subsidiary created in May 2003, was deconsolidated from the financial statements in conjunction with the adoption of FIN No. 46. Effective December 31, 2003, ComEd Financing II, ComEd Financing III, ComEd Transitional Funding Trust, PECO Trust III, and PETT were deconsolidated from the financial statements in conjunction with the adoption of FIN No. 46-R. Amounts owed to these financing trusts are recorded as debt to financing trusts within the Consolidated Balance Sheets. See Note 16—Preferred Securities for additional information regarding ComEd Financing II, ComEd Financing III, ComEd Funding LLC, PECO Trust III and PECO Trust IV.
(b)	Utility plant of ComEd and PECO is subject to the liens of their respective mortgage indentures.
(c)	Includes first mortgage bonds issued under the ComEd and PECO mortgage indentures securing pollution control notes.
(d)	The rate for the Boston Generating Facility is stated as an average rate. Under the terms of the Boston Generating Facility, Boston Generating is required to effectively fix the interest rate on 50% of the borrowings under the facility through its maturity in 2007. The Boston Generating Facility is subject to a variable rate based on the LIBOR rate plus a margin of 1.65% as of February 2003; however, through the required interest-rate swaps, Boston Generating had effectively fixed the LIBOR component of the interest rate at 5.73% on 83% of the debt balance as of December 31, 2003.
(e)	Classified as long-term at December 31, 2002 since it was refinanced with long-term debt in January 2003.
(f)	Long-term debt maturities in the period 2004 through 2008 and thereafter are as follows:

2004	$1,385
2005	657
2006	501
2007	232
2008	975
Thereafter	5,534

Total	$9,284

Notes to Consolidated Financial Statements

EXELON CORPORATION AND SUBSIDIARY COMPANIES

(g)	Long-term debt to financing trusts maturities in the period 2004 through 2008 and thereafter are as follows:

2004	$470
2005	774
2006	855
2007	985
2008	965
Thereafter	2,021

Total	$6,070

During 2003, the following long-term debt was issued:

Company	Type	Rate	Maturity	Amount

ComEd	First Mortgage Bonds	4.70%	April 15, 2015	$395
ComEd	First Mortgage Bonds	3.70%	February 1, 2008	350
ComEd	First Mortgage Bonds	5.875%	February 1, 2033	350
ComEd	First Mortgage Bonds	4.74%	August 15, 2010	250
ComEd	Pollution Control Revenue Bonds(a)	Variable	November 1, 2019	42
ComEd	Pollution Control Revenue Bonds(a)	Variable	May 15, 2017	40
ComEd	Pollution Control Revenue Bonds(a)	Variable	March 1, 2020	50
ComEd	Pollution Control Revenue Bonds(a)(b)	Variable	January 15, 2014	20
PECO	First Mortgage Bonds	3.50%	May 1, 2008	450
PECO	Long-term debt to financing trust–PECO Energy Capital Trust IV	5.75%	June 15, 2033	103
Generation	Pollution Control Revenue Bonds	Variable	June 1, 2027	17
Generation	Senior Notes	5.35%	January 15, 2014	500

Total issuances				$2,567

(a)	These pollution control bonds are collateralized by first mortgage bonds issued under ComEd’s mortgage indenture.
(b)	As of December 31, 2003, the proceeds from the issuance of these pollution control revenue bonds were held in escrow for the redemption of pollution control revenue bonds in January 2004. The proceeds are included in restricted cash in Exelon’s Consolidated Balance Sheets.

During 2003, the following long-term debt was retired or redeemed:

Company	Type	Rate	Maturity	Amount

ComEd	First Mortgage Bonds	8.375%	February 15, 2023	$236
ComEd	First Mortgage Bonds	8.00%	April 15, 2023	160
ComEd	First Mortgage Bonds	7.75%	July 15, 2023	150
ComEd	First Mortgage Bonds	6.625%	July 15, 2003	100
ComEd	Pollution Control Revenue Bonds	5.875%	May 15, 2007	42
ComEd	Pollution Control Revenue Bonds	Variable	October 15, 2014	42
ComEd	Pollution Control Revenue Bonds	Variable	March 1, 2009	50
ComEd	Medium Term Notes	Variable	September 30, 2003	250
PECO	First Mortgage Bonds	6.625%	March 1, 2003	250
PECO	First Mortgage Bonds	6.50%	May 1, 2003	200
PECO	Pollution Control Revenue Bonds	Variable	June 1, 2027	17

Total retirements and redemptions				$1,497

During 2003, Exelon retired $267 million of commercial paper classified as long-term debt.

During 2003, ComEd made payments of $340 million on the ComEd Transitional Funding Trust Notes, and PECO made payments of $239 million related to its obligation to the PETT. ComEd prepayment premiums of $21 million and $24 million and net unamortized premiums, discounts and debt issuance expenses of $38 million and $3 million associated with the early retirement of debt in 2003 and 2002, respectively, have been deferred in regulatory assets and will be amortized to interest expense over the life of the related new debt issuance consistent with regulatory recovery.

See Note 15—Fair Value of Financial Assets and Liabilities for additional information regarding interest-rate swaps of ComEd, PECO and Generation.

See Note 16—Preferred Securities for additional information regarding mandatorily redeemable preferred securities and preferred stock.

Notes to Consolidated Financial Statements

EXELON CORPORATION AND SUBSIDIARY COMPANIES

NOTE 12 • INCOME TAXES

Income tax expense (benefit) is comprised of the following components:

	For the Years Ended December 31,

	2003	2002	2001

Included in operations:
Federal
Current	$576	$624	$880
Deferred	(238)	250	(61)
Investment tax credit amortization	(13)	(15)	(14)
State
Current	92	96	119
Deferred	(86)	43	7

	$331	$998	$931

Included in cumulative effect of changes in accounting principles:
Deferred
Federal	$58	$(87)	$6
State	11	(3)	2

	$69	$(90)	$8

The effective income tax rate varies from the U.S. Federal statutory rate principally due to the following:

	For the Years Ended December 31,

	2003	2002	2001

U.S. Federal statutory rate	35.0%	35.0%	35.0%
Increase (decrease) due to:
Synthetic fuel producing facilities credit	(2.0)	–	–
Low income housing credit	(1.2)	(0.5)	(0.5)
Plant basis differences	(0.9)	(0.4)	(0.2)
Amortization of investment tax credit	(0.9)	(0.4)	(0.5)
Tax exempt income	(0.7)	(0.2)	–
State income taxes, net of Federal income tax benefit	0.4	3.2	3.4
Amortization of goodwill	–	–	1.9
Other, net	(0.3)	0.7	0.6

Effective income tax rate	29.4%	37.4%	39.7%

Notes to Consolidated Financial Statements

EXELON CORPORATION AND SUBSIDIARY COMPANIES

The tax effects of temporary differences giving rise to significant portions of Exelon’s deferred tax assets and liabilities as of December 31, 2003 and 2002 are presented below:

	2003	2002

Deferred tax liabilities:
Plant basis difference	$3,932	$3,647
Stranded cost recovery	1,784	1,923
Deferred investment tax credits	288	301
Deferred debt refinancing costs	69	96

Total deferred tax liabilities	6,073	5,967

Deferred tax assets:
Deferred pension and postretirement obligations	(901)	(911)
Excess of tax value over book value of impaired assets(a)	(501)	–
Decommissioning and decontamination obligations	(97)	(607)
Unrealized loss on derivative financial instruments	(70)	(60)
Goodwill	(29)	(95)
Other, net	(304)	(297)

Total deferred tax assets	(1,902)	(1,970)

Deferred income tax liabilities (net) on the Consolidated Balance Sheets	$4,171	$3,997

(a)	Includes impairments related to Exelon’s investments in Sithe and Boston Generating and write-downs of certain Enterprises investments.

In accordance with regulatory treatment of certain temporary differences, Exelon has recorded a net regulatory asset associated with deferred income taxes, pursuant to SFAS No. 71 and SFAS No. 109, “Accounting for Income Taxes,” (SFAS No. 109) of $701 million and $661 million at December 31, 2003 and 2002, respectively. See Note 20 - Supplemental Financial Information for further discussion of Exelon’s regulatory asset associated with deferred income taxes.

ComEd and PECO have certain tax returns that are under review at the audit or appeals level of the IRS and certain state authorities. These reviews by the governmental taxing authorities are not expected to have an adverse impact on the financial condition or result of operations of Exelon.

ComEd has taken certain tax positions, which have been disclosed to the IRS, to defer the tax gain on the 1999 sale of its fossil generating assets. As of December 31, 2003 and 2002, a deferred tax liability of approximately $848 million and $860 million, respectively, related to the fossil plant sale is reflected in deferred income taxes on Exelon’s Consolidated Balance Sheets. ComEd’s management believes an adequate reserve for interest has been established in the event that such positions are not sustained. Changes in IRS interpretations of existing tax authority or challenges to ComEd’s positions could have the impact of accelerating future income tax payments and increasing interest expense above amounts reserved related to the deferred tax gain that becomes current. The Federal tax returns covering the period of the 1999 fossil plant sale are expected to be under IRS audit beginning in 2004. Final resolution of this matter is not anticipated for several years.

As of December 31, 2003 and 2002, Exelon had recorded valuation allowances of $22 million and $13 million, respectively, with respect to deferred taxes associated with separate company state taxes.

NOTE 13 • NUCLEAR DECOMMISSIONING AND SPENT FUEL STORAGE

Nuclear Decommissioning

Exelon has an obligation to decommission its nuclear power plants. Based on the extended license lives of the nuclear plants, expenditures are expected to occur primarily during the period 2029 through 2056. Exelon currently recovers costs for decommissioning its nuclear generating stations, excluding the AmerGen stations, through regulated rates. See further discussion of AmerGen below. The amounts recovered from customers are deposited in trust accounts and invested for funding of future decommissioning costs of nuclear generating stations.

Exelon had decommissioning assets in trust accounts of $4,721 million and $3,053 million as of December 31, 2003 and 2002, respectively, which are included as nuclear decommissioning trust funds on Exelon’s Consolidated Balance Sheets. Exelon anticipates that all trust fund assets will ultimately be used to decommission Exelon’s nuclear plants.

SFAS No. 143 provides accounting requirements for retirement obligations (whether statutory, contractual or as a result of principles of promissory estoppel) associated with tangible long-lived assets. Exelon adopted SFAS No. 143 as of January 1, 2003. After considering interpretations of the transitional guidance included in SFAS No. 143, Exelon

Notes to Consolidated Financial Statements

EXELON CORPORATION AND SUBSIDIARY COMPANIES

recorded income of $112 million (net of income taxes) as a cumulative effect of a change in accounting principle in connection with its adoption of this standard in the first quarter of 2003. The components of the cumulative effect of a change in accounting principle, net of income taxes, were as follows:

Generation (net of income taxes of $52)	$80
Generation’s investments in AmerGen and Sithe (net of income taxes of $18)	28
ComEd (net of income taxes of $0)	5
Enterprises (net of income taxes of $(1))	(1)

Total	$112

See Note 1—Significant Accounting Policies for net income and earnings per common share for 2002 and 2001, adjusted as if SFAS No. 143 had been applied effective January 1, 2001. The cumulative effect of the change in accounting principle in adopting SFAS No. 143 had no impact on PECO’s Consolidated Statements of Income.

The asset retirement obligation (ARO) as of January 1, 2003 was determined under SFAS No. 143 to be $2,366 million. The following table provides a reconciliation of the previously recorded liabilities for nuclear decommissioning to the ARO reflected on the Consolidated Balance Sheets at December 31, 2003 and 2002:

Accumulated depreciation	$2,845
Nuclear decommissioning liability for retired units	1,293

Decommissioning obligation at December 31, 2002	4,138
Net reduction due to adoption of SFAS No. 143	1,772

Asset retirement obligation at January 1, 2003	2,366
Consolidation of AmerGen	487
Accretion expense	161
Expenditures to decommission retired plants	(14)
Classification of Thermal ARO as held for sale	(3)

Asset retirement obligation at December 31, 2003	$2,997

Determination of Asset Retirement Obligation

In accordance with SFAS No. 143, a probability-weighted, discounted cash flow model with multiple scenarios was used to determine the “fair value” of the decommissioning obligation. SFAS No. 143 also stipulates that fair value represents the amount a third party would receive for assuming an entity’s entire obligation.

The present value of future estimated cash flows was calculated using credit-adjusted, risk-free rates applicable to the various businesses in order to determine the fair value of the decommissioning obligation at the time of adoption of SFAS No. 143.

Significant changes in the assumptions underlying the items discussed above could materially affect the balance sheet amounts and future costs related to decommissioning recorded in the consolidated financial statements.

Effect of Adopting SFAS No. 143

Exelon was required to re-measure the decommissioning liabilities at fair value using the methodology prescribed by SFAS No. 143. The transition provisions of SFAS No. 143 required Exelon to apply this re-measurement back to the historical periods in which AROs were incurred, resulting in a re-measurement of these obligations at the date the related assets were acquired. Since the nuclear plants previously owned by ComEd were acquired by Exelon on October 20, 2000 as a result of the Merger, Exelon’s historical accounting for its ARO associated with those plants has been revised as if SFAS No. 143 had been in effect at the Merger date.

In the case of the former ComEd plants, the calculation of the SFAS No. 143 ARO yielded decommissioning obligations lower than the value of the corresponding trust assets at January 1, 2003. ComEd has previously collected amounts from customers (which were subsequently transferred to Generation) in advance of Generation’s recognition of decommissioning expense under SFAS No. 143. While it is expected that the trust assets will ultimately be used entirely for the decommissioning of the plants, the current measurement required by SFAS No. 143 results in an excess of assets over related ARO liabilities. As such, in accordance with regulatory accounting practices and a December 2000 ICC Order, a regulatory liability of $948 million and a corresponding receivable from Generation were recorded at ComEd upon the adoption of SFAS No. 143. At December 31, 2003, the regulatory liability and corresponding receivable from Generation was $1,183 million. Exelon believes that all of the decommissioning assets, prospective earnings thereon and up to $73 million of annual collections from ComEd ratepayers through 2006 will be required to decommission the former ComEd plants. Subsequent to 2006, there will be no further recoveries of decommissioning costs from customers of ComEd. Additionally, any surplus funds after the nuclear stations are decommissioned must be refunded to customers. Exelon expects the regulatory liability and ComEd’s corresponding receivable from Generation will be reduced to zero at or before the conclusion of the decommissioning of the former ComEd plants.

In the case of the former PECO plants, the SFAS No. 143 ARO calculation yielded decommissioning obligations greater than the corresponding trust assets at January 1, 2003. As such, a regulatory asset of $20 million and a corresponding payable to Generation were recorded upon adoption of SFAS No. 143 at PECO. As a result of increases in the trust funds due to market conditions and contributions collected from PECO customers, at December 31, 2003, the trust funds exceeded the ARO for the former PECO plants and thus a regulatory liability of $12 million was recorded. Exelon believes that all of the decommissioning assets, prospective

Notes to Consolidated Financial Statements

EXELON CORPORATION AND SUBSIDIARY COMPANIES

earnings thereon, and $29 million of annual collections from PECO ratepayers, which will increase to approximately $33 million beginning in 2004, will be used to decommission the former PECO plants. Exelon also expects the regulatory liability will be reduced to zero at the conclusion of the decommissioning of the former PECO plants. See Note 4 – Regulatory Issues for more information regarding the annual collections from PECO.

At December 31, 2002, prior to the adoption of SFAS No. 143, Exelon’s accumulated depreciation included $2,845 million for decommissioning liabilities related to active nuclear plants. This amount was reclassified to an ARO upon the adoption of SFAS No. 143. Exelon also recorded an asset retirement cost (ARC) of $172 million related to the establishment of the ARO related to former PECO plants in accordance with SFAS No. 143. The ARC is being amortized over the remaining lives of the plants.

As discussed above, Exelon re-measured its 2001 decommissioning-related balances associated with the Merger purchase price allocation at ComEd and the January 2001 corporate restructuring as if SFAS No. 143 had been in effect at the Merger date. Exelon concluded that had SFAS No. 143 been in effect, ComEd would not have recorded an impairment of a previously established regulatory asset for decommissioning of its retired nuclear plants as a purchase price allocation adjustment in 2001 as a result of the December 2000 ICC order. As a result, increased net assets would have been transferred to Generation by ComEd in the corporate restructuring. Accordingly, Exelon recorded a reduction of goodwill of approximately $210 million, with a corresponding reduction in its overall decommissioning obligation in connection with the implementation of SFAS No. 143 on January 1, 2003. In addition, Exelon and ComEd recorded a cumulative effect of a change in accounting principle of $5 million to reverse goodwill amortization that had been recorded in 2001. Exelon and ComEd also reclassified a regulatory asset related to nuclear decommissioning costs for retired units of $248 million to regulatory liabilities.

In accordance with the provisions of SFAS No. 143 and regulatory accounting guidance, Exelon recorded a SFAS No. 143 transition adjustment to accumulated other comprehensive income to reclassify $168 million, net of tax, of accumulated net unrealized losses on the nuclear decommissioning trust funds to regulatory assets and liabilities.

Accounting Methodology Under SFAS No. 143

Realized gains and losses on decommissioning trust funds for nuclear generating stations transferred to Generation from ComEd are reflected in other income and deductions in Exelon’s Consolidated Statements of Income, while the unrealized gains and losses on marketable securities held in the trust funds adjust the regulatory liability on Exelon’s Consolidated Balance Sheets. The increases in the ARO are recorded in operating and maintenance expense as accretion expense. If the trust assets plus future collections permitted by the ICC order are exceeded by the ARO, Exelon is responsible for any shortfall in funding and at that point unrealized gains and losses will be recorded as other comprehensive income. The result of the above accounting is that no net earnings are recorded for investment gains and losses for as long as the trust assets exceed the ARO for the former ComEd plants.

The above accounting practices are also applicable for nuclear generating stations that were transferred to Generation from PECO as a result of the Exelon corporate restructuring on January 1, 2001. Additionally, depreciation expense is recognized on the ARC established upon the adoption of SFAS No. 143. However, as Exelon has the expectation of full recovery from ratepayers of decommissioning costs of PECO’s former nuclear generating stations, the result of the above accounting has no earnings impact to Exelon. Therefore, to the extent that the net of decommissioning revenues collected and realized investment income differs from the accretion expense to the ARO and the related depreciation of the ARC, an adjustment to net the amounts to zero is recorded by Exelon for that period with the offset to Exelon’s regulatory liability balance.

Prior to Exelon’s acquisition of British Energy’s 50% interest in AmerGen in December 2003, Exelon accounted for the costs of decommissioning the AmerGen plants through its equity in earnings of AmerGen. In addition, Exelon’s proportionate share of other gains and losses on AmerGen’s decommissioning trust funds were reflected in Generation’s other comprehensive income. Beginning January 2004, realized gains and losses on decommissioning trust funds for AmerGen plants will be reflected in other income and deductions in Exelon’s Consolidated Statements of Income, while unrealized gains and losses on marketable securities held in the trust funds will be recorded to accumulated other comprehensive income. The increases in the ARO will be recorded in operating and maintenance expense as accretion expense. At December 31, 2003, trust fund assets available to decommission AmerGen plants totaled $1.1 billion while the ARO totaled $487 million.

Accounting Prior to the Adoption of SFAS No. 143

Prior to January 1, 2003, Exelon accounted for the current period’s cost of decommissioning related to generating plants previously owned by PECO following common regulatory accounting practices by recording a charge to depreciation expense and a corresponding liability in accumulated depreciation concurrently with recognizing decommissioning collections. Financial activity of the decommissioning trust (e.g., investment income and realized and unrealized gains and losses on trust investments) was reflected in nuclear decommissioning trust funds in Exelon’s

Notes to Consolidated Financial Statements

EXELON CORPORATION AND SUBSIDIARY COMPANIES

Consolidated Balance Sheets with a corresponding offset recorded to the liability in accumulated depreciation. Under common regulatory practices, the deposit of funds into the decommissioning trust accounts plus the financial activity reflected in nuclear decommissioning trust funds in Exelon’s Consolidated Balance Sheets would have, over time, established a corresponding liability in accumulated depreciation reflecting the cost to decommission the nuclear generating stations previously owned by PECO.

Regulatory accounting practices for the nuclear generating stations previously owned by ComEd were discontinued as a result of an ICC order capping ComEd’s ultimate recovery of decommissioning costs. The difference between the decommissioning cost estimate and the decommissioning liability recorded in accumulated depreciation for the former ComEd operating stations was being amortized to depreciation expense on a straight-line basis over the remaining lives of the stations. The decommissioning cost estimate (adjusted annually to reflect inflation) for the former ComEd retired units recorded in deferred credits and other liabilities was accreted to depreciation expense. Financial activity of the decommissioning trust related to Exelon’s nuclear generating stations no longer accounted for under common regulatory practices (e.g., investment income and realized and unrealized gains and losses on trust investments) was reflected in nuclear decommissioning trust funds in Exelon’s Consolidated Balance Sheets with a corresponding gain or expense recorded in Exelon’s Consolidated Statements of Income or in other comprehensive income. The offset to the financial activity in the decommissioning trust funds is summarized as follows:

–	Interest income was recorded in other income and deductions,
–	Realized gains and losses were recorded in other income and deductions,
–	Unrealized gains and losses were recorded in other comprehensive income, and
–	Trust fund operating expenses were recorded in operation and maintenance expense.

Spent Nuclear Fuel

Under the Nuclear Waste Policy Act of 1982 (NWPA), the U.S. Department of Energy (DOE) is responsible for the selection and development of repositories for, and the disposal of, spent nuclear fuel (SNF) and high-level radioactive waste. ComEd and PECO, as required by the NWPA, each signed contracts with the DOE (Standard Contract) to provide for disposal of SNF from their respective nuclear generating stations. In accordance with the NWPA and the Standard Contract, ComEd and PECO pay the DOE one mill ($.001) per kilowatt-hour of net nuclear generation for the cost of nuclear fuel long-term storage and disposal. This fee may be adjusted prospectively in order to ensure full cost recovery. The NWPA and the Standard Contract required the DOE to begin taking possession of SNF generated by nuclear generating units by no later than January 31, 1998. The DOE, however, failed to meet that deadline and its performance will be delayed significantly. The DOE’s current estimate for opening a SNF facility is 2010. This extended delay in SNF acceptance by the DOE has led to Exelon’s adoption of dry storage at its Dresden, Quad Cities and Peach Bottom Units and its consideration of dry storage at other units.

In July 1998, ComEd filed a complaint against the United States Government (Government) in the United States Court of Federal Claims (Court) seeking to recover damages caused by the DOE’s failure to honor its contractual obligation to begin disposing of SNF in January 1998. In August 2001, the Court granted ComEd’s motion for partial summary judgment for liability on ComEd’s breach of contract claim. In November 2001, the Government filed two partial summary judgment motions relating to certain damage issues in the case as well as two motions to dismiss claims other than ComEd’s breach of contract claim. On June 10, 2003, the Court denied the Government’s summary judgment motions and set the case for trial on damages for November 2004. Also on June 10, 2003, the Court granted the Government’s motion to dismiss claims other than the breach of contract claims. Generation assumed the Standard Contract, as amended, in the 2001 corporate restructuring. Generation is now engaged in pre-trial document and deposition discovery on the damages claims.

In July 2000, PECO entered into an agreement (Amendment) with the DOE relating to PECO’s Peach Bottom nuclear generating unit to address the DOE’s failure to begin removal of SNF in January 1998 as required by the Standard Contract (Amendment). Under the Amendment, the DOE agreed to provide PECO with credits against PECO’s future contributions to the Nuclear Waste Fund over the next ten years to compensate PECO for SNF storage costs incurred as a result of the DOE’s breach of the contract. The Amendment also provided that, upon PECO’s request, the DOE will take title to the SNF and the interim storage facility at Peach Bottom provided certain conditions are met. Generation assumed this contract in the 2001 corporate restructuring.

In November 2000, eight utilities with nuclear power plants filed a Joint Petition for Review against the DOE with the United States Court of Appeals for the Eleventh Circuit seeking to invalidate that portion of the Amendment providing for credits to PECO against nuclear waste fund payments on the ground that such provision is a violation of the NWPA. PECO intervened as a defendant in that case, and Generation assumed the claim in the 2001 corporate restructuring. On September 24, 2002, the United States Court of Appeals for the Eleventh Circuit ruled that the fee adjustment provision

Notes to Consolidated Financial Statements

EXELON CORPORATION AND SUBSIDIARY COMPANIES

of the agreement violates the NWPA and therefore is null and void. The Court did not hold that the Amendment as a whole is invalid. Article XVI(I) of the Amendment provides that if any portion of the Amendment is found to be void, the DOE and Generation agree to negotiate in good faith and attempt to reach an enforceable agreement consistent with the spirit and purpose of the Amendment. That provision further provides that should a major term be declared void, and the DOE and Generation cannot reach a subsequent agreement, the entire Amendment would be rendered null and void, the original Peach Bottom Standard Contract would remain in effect and the parties would return to pre-Amendment status. Pursuant to Article XVI(I), Generation has begun negotiations with the DOE and those negotiations are ongoing. Under the agreement, Generation has received approximately $40 million in credits against contributions to the nuclear waste fund.

On August 14, 2003, Generation received a letter from the DOE demanding repayment of $40 million of previously received credits from the Nuclear Waste Fund. The letter also demanded $1.5 million of interest that was accrued as of that date, and Exelon has continued to accrue interest expense each subsequent month. Although a new settlement would offset Generation’s payments, Generation nonetheless has reserved its 50% ownership share of these amounts. Because Generation expenses the dry storage casks and capitalizes the permanent components of its spent fuel storage facilities, these reserves increased Generation’s operating and maintenance expense approximately $11 million and its capital base approximately $9 million during 2003. The remainder of the recorded obligation to the DOE will be recovered from the co-owner of the facility.

The Standard Contract with the DOE also required that PECO and ComEd pay the DOE a one-time fee applicable to nuclear generation through April 6, 1983. PECO’s fee has been paid. Pursuant to the Standard Contract, ComEd elected to pay the one-time fee of $277 million, with interest to the date of payment, just prior to the first delivery of SNF to the DOE. As of December 31, 2003, the unfunded liability for the one-time fee with interest was $867 million. The liabilities for spent nuclear fuel disposal costs, including the one-time fee, were transferred to Generation as part of the corporate restructuring.

NOTE 14 • RETIREMENT BENEFITS

Exelon sponsors defined benefit pension plans and postretirement welfare benefit plans applicable to essentially all ComEd, PECO, Generation and Exelon Business Services Company (BSC) employees and certain employees of Enterprises. Essentially all management employees, and electing union employees, hired on or after January 1, 2001 participate in Exelon sponsored cash balance pension plans.

The defined benefit pension plans and postretirement welfare benefit plans are accounted for in accordance with SFAS No. 87, “Employer’s Accounting for Pensions” (SFAS No. 87) and SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other than Pensions” (SFAS No. 106). The costs of providing benefits under these plans are dependent on historical information, such as employee age, length of service and level of compensation, and the actual rate of return on plan assets, in addition to assumptions about the future, including the expected rate of return on plan assets, the discount rate applied to benefit obligations, rate of compensation increase and the anticipated rate of increase in health care costs. The impact of changes in these factors on pension and other postretirement welfare benefit obligations is generally recognized over the expected remaining service life of the employees rather than immediately recognized in the income statement. Exelon uses a December 31 measurement date for the majority of its plans.

Funding is based upon actuarially determined contributions that take into account the amount deductible for income tax purposes and the minimum contribution required under the Employee Retirement Income Security Act of 1974, as amended.

During 2003, Exelon announced an amendment related to the benefit provisions of its postretirement welfare benefit plans. The amendment was effective August 1, 2003 and reduced the benefits attributable to prior service through increased retiree cost-sharing for medical coverage. The changes in the postretirement welfare plan design due to the amendment were incorporated into the August 1, 2003 remeasurement of the plan obligation discussed below.

Due to The Exelon Way and an overall reduction in active employees during 2003, certain defined benefit pension plans and postretirement welfare benefit plans were subject to curtailment accounting that resulted in a remeasurement of the plan obligations as of August 1, 2003. The threshold basis for curtailment remeasurement was a reduction in future service greater than 5%. The net benefit obligations of the pension plans and the postretirement welfare benefit plans increased by $48 million and $27 million, respectively, due to the curtailment.

The remeasurements of the plan obligations resulted in accelerated recognition of a portion of the prior service cost generated by the pension and postretirement benefit plans, resulting in the recognition of curtailment charges in operating and maintenance expense related to the pension plans and other postretirement plans during 2003 of $59 million and $21 million, respectively.

On December 22, 2003, Generation purchased British Energy’s 50% interest in AmerGen, and as a result, the obligations associated with AmerGen’s pension and postretirement welfare plans are reflected in the disclosures be -

Notes to Consolidated Financial Statements

EXELON CORPORATION AND SUBSIDIARY COMPANIES

low as an acquisition. The net benefit obligations related to AmerGen’s pension plans and postretirement benefit plans were $67 million and $80 million, respectively, as of December 31, 2003.

The following tables provide a roll forward of the changes in the benefit obligations and plan assets for the most recent two years:

	Pension Benefits		Other Postretirement Benefits

	2003	2002	2003	2002

Change in benefit obligation:
Net benefit obligation at beginning of year	$7,854	$7,101	$2,555	$2,331
Service cost	109	95	68	57
Interest cost	519	525	167	160
Plan participants’ contributions	–	–	15	8
Plan amendments	–	120	(337)	–
Actuarial loss	711	514	559	155
AmerGen acquisition	67	–	80	–
Curtailments/settlements	48	–	27	–
Special accounting costs	–	4	48	–
Gross benefits paid	(550)	(505)	(163)	(156)

Net benefit obligation at end of year	$8,758	$7,854	$3,019	$2,555

Change in plan assets:
Fair value of plan assets at beginning of year	$5,395	$6,279	$958	$1,132
Actual return on plan assets	1,189	(581)	227	(99)
Employer contributions	367	202	134	73
Plan participants’ contributions	–	–	15	8
AmerGen acquisition	41	–	–	–
Gross benefits paid	(550)	(505)	(163)	(156)

Fair value of plan assets at end of year	$6,442	$5,395	$1,171	$958

The following table provides a reconciliation of benefit obligations, plan assets and funded status of the plans.
	Pension Benefits		Other Postretirement Benefits

	2003	2002	2003	2002

Fair value of plan assets at end of year	$6,442	$5,395	$1,171	$958
Benefit obligations at end of year	8,758	7,854	3,019	2,555

Funding status (plan assets less than plan obligations)	(2,316)	(2,459)	(1,848)	(1,597)
Amounts not recognized:
Miscellaneous adjustment	14	(3)	–	–
Unrecognized net actuarial loss	2,203	2,118	1,129	767
Unrecognized prior service cost (benefit)	185	211	(420)	(149)
Unrecognized net transition obligation (asset)	(8)	(11)	86	102

Net amount recognized	$78	$(144)	$(1,053)	$(877)

The following table provides a reconciliation of the amounts recognized in the Consolidated Balance Sheets as of December 31:
	Pension Benefits		Other Postretirement Benefits

	2003	2002	2003	2002

Prepaid benefit cost	$175	$145	$–	$–
Accrued benefit cost	(97)	(289)	(1,053)	(877)
Additional minimum liability	(1,746)	(1,815)	–	–
Intangible asset	186	211	–	–
Accumulated other comprehensive income	1,560	1,604	–	–

Net amount recognized	$78	$(144)	$(1,053)	$(877)

Notes to Consolidated Financial Statements

EXELON CORPORATION AND SUBSIDIARY COMPANIES

The accumulated benefit obligation (ABO) for all defined benefit pension plans was $8,104 million and $7,355 million at December 31, 2003 and 2002, respectively. The acquisition of AmerGen and assumption of its pension liabilities in December 2003 resulted in a $55 million increase in Exelon’s ABO. The following table provides the projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for pension plans with an ABO in excess of plan assets. The table below is also representative of all pension plans with a projected benefit obligation in excess of plan assets.

	December 31,

	2003	2002

Projected benefit obligation	$8,758	$7,854
Accumulated benefit obligation	8,104	7,355
Fair value of plan assets	6,442	5,395

The following table provides the components of the net periodic benefit costs (benefits) recognized for the years ended December 31. A portion of the net periodic benefit cost (benefit) is capitalized within the Consolidated Balance Sheets.

	Pension Benefits			Other Postretirement Benefits

	2003	2002	2001	2003	2002	2001

Service cost	$109	$95	$94	$68	$57	$42
Interest cost	519	525	498	167	160	161
Expected return on assets	(584)	(628)	(625)	(75)	(93)	(99)
Amortization of:
Transition obligation (asset)	(4)	(4)	(4)	10	10	10
Prior service cost	16	16	9	(54)	(37)	(9)
Actuarial (gain) loss	23	–	(25)	47	6	1
Curtailment charge (credit)	59	–	(12)	21	–	9
Settlement charge (credit)	–	–	(9)	–	–	–

Net periodic benefit cost (benefit)	$138	$4	$(74)	$184	$103	$115

Special accounting costs	$–	$4	$48	$48	$–	$3
Other additional information:
Increase (decrease) in other comprehensive income (net of tax)	$26	$(1,007)	$–	$–	$–	$–

Exelon’s costs of providing pension and postretirement benefit plans are dependent upon a number of factors, such as the rates of return on pension plan assets, discount rate, and the rate of increase in health care costs. The market value of plan assets was affected by sharp declines in the equity market from 2000 through 2002. As a result, at December 31, 2002, Exelon was required to recognize an additional minimum liability and an intangible asset as prescribed by SFAS No. 87. The liability was recorded as a reduction to shareholders’ equity, and the equity will be restored to the balance sheet in future periods when the fair value of plan assets exceeds the ABO. The amount of the reduction to shareholders’ equity (net of income taxes) in 2002 was $1.0 billion. The recording of this reduction did not affect net income or cash flows in 2002 or compliance with debt covenants. In 2003, the additional minimum liability was reduced by $69 million. In 2003, shareholders’ equity increased by $26 million (net of income taxes) as a result of accounting associated with Exelon’s pension plans.

Special accounting costs of $48 million in 2003 represent special health and welfare severance benefits offered through The Exelon Way. These costs were recorded pursuant to SFAS No. 112. See Note 9—Severance Accounting for additional information. Special accounting costs of $4 million in 2002 and $48 million in 2001 represented accelerated separation and enhancement benefits provided to PECO employees expected to be terminated as a result of the Merger.

Prior service cost is amortized on a straight-line basis over the average remaining service period of employees expected to receive benefits under the plans.

Notes to Consolidated Financial Statements

EXELON CORPORATION AND SUBSIDIARY COMPANIES

The following weighted average assumptions were used to determine the benefit obligations at December 31:

	Pension Benefits			Other Postretirement Benefits

	2003	2002	2001	2003	2002	2001

Discount rate	6.25%	6.75%	7.35%	6.25%	6.75%	7.35%
Rate of compensation increase	4.00%	4.00%	4.00%	4.00%	4.00%	4.00%
Health care cost trend on covered charges	N/A	N/A	N/A	10.00% decreasing to ultimate trend of 4.5% in 2011	8.50% decreasing to ultimate trend of 4.5% in 2008	10.00% decreasing to ultimate trend of 4.5% in 2008

The following weighted average assumptions were used to determine the net periodic benefit costs (benefits) for years ended December 31:

	Pension Benefits			Other Postretirement Benefits

	2003	2002	2001	2003	2002	2001

Discount rate	6.60-6.75%	7.35%	7.60%	6.60-6.75%	7.35%	7.60%
Expected return on plan assets	9.00%	9.50%	9.50%	8.40%	8.80%	8.80%
Rate of compensation increase	4.00%	4.00%	4.30%	4.00%	4.00%	4.30%
Health care cost trend on covered charges	N/A	N/A	N/A	8.50% decreasing to ultimate trend of 4.5% in 2008	10.00% decreasing to ultimate trend of 4.5% in 2008	7.00% decreasing to ultimate trend of 5.0% in 2005

In managing its pension and postretirement plan assets, Exelon utilizes a diversified, strategic asset allocation to efficiently and prudently generate investment returns that will meet the objectives of the investment trusts that hold the plan assets. Asset / liability studies that incorporate specific plan objectives as well as assumptions regarding long-term capital market returns and volatilities generate the specific asset allocations for the trusts. In general, Exelon’s investment strategy reflects the belief that over the long term, equities are expected to outperform fixed-income investments. The long-term nature of the trusts make them well suited to bear the risk of added volatility associated with equity securities, and, accordingly, the asset allocations of the trusts usually reflect a higher allocation to equities as compared to fixed-income securities. Non-U.S. equity securities are used to diversify some of the volatility of the U.S. equity market while providing comparable long-term returns. Alternative asset classes, such as private equity and real estate, may be utilized for additional diversification and return potential when appropriate. Exelon’s investment guidelines do limit exposure to investments in more volatile sectors.

Exelon generally maintains 60% of its plan assets in equity securities and 40% of its plan assets in fixed-income securities. On a quarterly basis, Exelon reviews the actual asset allocations and follows a rebalancing procedure in order to remain within an allowable range of these targeted percentages.

In selecting the expected rate of return on plan assets, Exelon considers historical returns for the types of investments that its plans hold. Historical returns and volatilities are modeled to determine asset allocations that best meet the objectives of the asset / liability studies. These asset allocations, when viewed over a long-term historical view of the capital markets, yield an expected return on assets in excess of 9%.

Exelon’s pension plan weighted average asset allocations at December 31, 2003 and 2002 and target allocation for 2003 were as follows:

		Percentage of Plan Assets at December 31,

Asset Category	Target Allocation at December 31, 2003	2003	2002

Equity securities	60%	64%	58%
Debt securities	35-40	32	38
Real estate	0-5	4	4

Total		100%	100%

Exelon’s other postretirement benefit plan weighted average asset allocations at December 31, 2003 and 2002 and target allocation for 2003 were as follows:

		Percentage of Plan Assets at December 31,

Asset Category	Target Allocation at December 31, 2003	2003	2002

Equity securities	60-65%	67%	61%
Debt securities	35-40	33	39

Total		100%	100%

Notes to Consolidated Financial Statements

EXELON CORPORATION AND SUBSIDIARY COMPANIES

Exelon’s pension plans and postretirement welfare benefit plans do not directly hold shares of Exelon common stock.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one percentage point change in assumed health care cost trend rates would have the following effects:

Effect of a one percentage point increase in assumed health care cost trend
on total service and interest cost components	$37
on postretirement benefit obligation	$372
Effect of a one percentage point decrease in assumed health care cost trend
on total service and interest cost components	$(30)
on postretirement benefit obligation	$(312)

Exelon expects to contribute up to approximately $419 million to its pension plans in 2004. These contributions exclude benefit payments expected to be made directly from corporate assets. Of the $419 million expected to be contributed to the pension plans during 2004, $17 million is estimated to be needed to satisfy IRS minimum funding requirements.

Exelon sponsors savings plans for the majority of its employees. The plans allow employees to contribute a portion of their pre-tax income in accordance with specified guidelines. Exelon matches a percentage of the employee contribution up to certain limits. The cost of Exelon’s matching contribution to the savings plans totaled $55 million, $63 million and $57 million in 2003, 2002 and 2001, respectively.

NOTE 15 • FAIR VALUE OF FINANCIAL ASSETS AND LIABILITIES

Non-Derivative Financial Assets and Liabilities

As of December 31, 2003 and 2002, Exelon’s carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are representative of fair value because of the short-term nature of these instruments. Fair values of the trust accounts for decommissioning nuclear plants, long-term debt and preferred securities of subsidiaries are estimated based on quoted market prices for the securities held in trust funds and for the same or similar issues for long-term debt and preferred securities.

The carrying amounts and fair values of Exelon’s financial liabilities as of December 31, 2003 and 2002 were as follows:

	2003		2002

	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Liabilities
Long-term debt (including amounts due within one year)	$9,274	$9,889	$14,529	$15,950
Long-term debt to ComEd Transitional Funding Trust and PECO Energy Transition Trust (a)	5,525	6,006	–	–
Long-term debt to financing trusts (including amounts due within one year)	545	567	–	–
Preferred securities of subsidiaries	87	71	595	739

(a)	Effective July 1, 2003, PECO Trust IV, a financing subsidiary created in May 2003, was deconsolidated from the financial statements in conjunction with the adoption of FIN No. 46. Effective December 31, 2003, ComEd Financing II, ComEd Financing III, ComEd Transitional Funding Trust, PECO Trust III, and PETT were deconsolidated from the financial statements in conjunction with the adoption of FIN No. 46-R. Amounts owed to these financing trusts are recorded as debt to financing trusts within the Consolidated Balance Sheets. See Note 16—Preferred Securities for additional information regarding ComEd Financing II, ComEd Financing III, ComEd Funding LLC, PECO Trust III and PECO Trust IV.

Financial instruments that potentially subject Exelon to concentrations of credit risk consist principally of cash equivalents and customer accounts receivable. Exelon places its cash equivalents with high-credit quality financial institutions. Generally, such investments are in excess of the Federal Deposit Insurance Corporation limits. Concentrations of credit risk with respect to customer accounts receivable are limited due to Exelon’s large number of customers and, in the case of the Energy Delivery business, their dispersion across many industries.

Notes to Consolidated Financial Statements

EXELON CORPORATION AND SUBSIDIARY COMPANIES

Derivative Instruments

The fair values of Exelon’s interest-rate swaps and power purchase and sale contracts are determined using quoted exchange prices, external dealer prices or internal valuation models which utilize assumptions of future energy prices and available market pricing curves.

At December 31, 2003 and 2002, Exelon had $1.3 billion and $2.3 billion, respectively, of notional amounts of interest-rate swaps outstanding with net deferred losses of $44 million and $125 million, respectively, as follows:

	Notional Amount		Exelon Pays	Counterparty Pays	Fair Value 12/31/03	Fair Value 12/31/02

Fair-Value Hedges
ComEd	$485		3 Month Libor plus 1.68%–2.50%	6.40%–8.25%	$33	$41
Cash-Flow Hedges
ComEd	$630	(a)	4.32% – 5.60%	3 Month Libor	–	(52)
Generation	861		5.71% – 5.74%	3 Month Libor	(77)	(92)
PETT	274	(b)	6.58% – 6.94%	6 Month Libor plus .02%–0.13%	–	(22)

				Net Deferred Losses	$(44)	$(125)

(a)	ComEd settled all of its cash flow swaps during 2003.
(b)	PECO deconsolidated its financing trusts at December 31, 2003 in conjunction with the adoption of FIN No. 46-R. See Note 1—Accounting Policies and Note 11—Long-Term Debt for further discussion of the adoption of FIN No. 46-R.

The notional amount of derivatives does not represent amounts that are exchanged by the parties and, thus, is not a measure of Exelon’s exposure. The amounts exchanged are calculated on the basis of the notional or contract amounts, as well as on the other terms of the derivatives, which relate to interest rates and the volatility of these rates.

During 2003 and 2002, Exelon settled interest-rate swaps in an aggregate notional amounts of $860 million and $200 million, respectively, and recorded pre-tax gains of $1 million and pre-tax losses of $5 million, respectively, which were recorded in other comprehensive income. Additionally, during 2003 and 2002, Exelon settled interest-rate swaps in aggregate notional amounts of $1,070 million and $450 million, respectively, and recorded net pre-tax losses of $45 million and $10 million, respectively, which were recorded as regulatory assets. The pre-tax losses on settlements of interest-rate swaps are being amortized over the life of the related debt to interest expense.

Exelon utilizes derivatives to manage the utilization of its available generating capacity and provision of wholesale energy to its affiliates. Exelon also utilizes energy option contracts and energy financial swap arrangements to limit the market price risk associated with forward energy commodity contracts. Additionally, Exelon enters into certain energy-related derivatives for trading purposes. At December 31, 2003 and 2002, Exelon had $213 million and $143 million, respectively, of energy derivatives recorded as net liabilities at fair value on the Consolidated Balance Sheets, which includes the energy derivatives at Generation and Enterprises discussed below.

For the years ended December 31, 2003, 2002, and 2001 Generation recognized net unrealized losses of $16 million, net unrealized gains of $6 million, and net unrealized gains of $16 million, respectively, relating to mark-to-market activity of certain non-trading power purchase and sale contracts pursuant to SFAS No. 133. Mark-to-market activity on non-trading power purchase and sale contracts are reported in fuel and purchased power. For the years ended December 31, 2003, 2002 and 2001, Generation recognized net unrealized losses of $3 million, net unrealized losses of $9 million and net unrealized gains of $14 million, respectively, relating to mark-to-market activity on derivative instruments entered into for trading purposes. Gains and losses associated with financial trading are reported as revenue in the Consolidated Statements of Income. During 2001, a $6 million gain ($4 million, net of income taxes) was reclassified from accumulated other comprehensive income into earnings as a result of forecasted financing transactions no longer being probable.

Enterprises has entered into a limited number of energy commodity derivative contracts in connection with its service of gas customers. While the majority of these contracts qualify as normal purchases and sales or as cash-flow hedges under SFAS No. 133, $15 million was recorded as an increase to fuel expense in 2003 and $16 million was recorded as a reduction to fuel expense in 2002 as a result of contracts being marked to market. The $15 million increase in 2003 was primarily related to the reversal of the 2002 mark-to-market adjustments. It is expected that the remaining $1 million will reverse as fuel expense in 2004. At December 31, 2003 and 2002, Exelon had net assets of $3 million and $20 million, respectively, on the Consolidated Balance Sheets

Notes to Consolidated Financial Statements

EXELON CORPORATION AND SUBSIDIARY COMPANIES

related to Enterprises’ mark-to-market contracts. Enterprises’ counterparties in these contracts are all investment grade.

As of December 31, 2003, $176 million of deferred net losses on derivative instruments in accumulated other comprehensive income are expected to be reclassified to earnings during the next twelve months. Amounts in accumulated other comprehensive income related to changes in interest-rate cash flow hedges are reclassified into earnings when the forecasted interest payment occurs. Amounts in accumulated other comprehensive income related to changes in energy commodity cash flow hedges are reclassified into earnings when the forecasted purchase or sale of the energy commodity occurs. The majority of Exelon’s cash-flow hedges are expected to settle within the next 4 years.

Exelon would be exposed to credit-related losses in the event of non-performance by the counterparties that issued the derivative instruments. The credit exposure of derivatives contracts is represented by the fair value of contracts at the reporting date. Exelon’s interest-rate swaps are documented under master agreements. Among other things, these agreements provide for a maximum credit exposure for both parties. Payments are required by the appropriate party when the maximum limit is reached. Generation has entered into payment netting agreements or enabling agreements that allow for payment netting with the majority of its large counterparties, which reduce Generation’s exposure to counterparty risk by providing for the offset of amounts payable to the counterparty against amounts receivable from the counterparty.

Available-for-Sale Securities

Exelon classifies investments in the trust accounts for decommissioning nuclear plants as available-for-sale. The following tables show the fair values, gross unrealized gains and losses and amortized cost bases for the securities held in these trust accounts as of December 31, 2003 and 2002.

	December 31, 2003

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Cash and cash equivalents(1)	$72	$–	$–	$72
Equity securities	2,402	300	(294)	2,408
Debt securities
Government obligations	1,574	65	(4)	1,635
Other debt securities	579	29	(2)	606

Total debt securities	2,153	94	(6)	2,241

Total available-for-sale securities	$4,627	$394	$(300)	$4,721

(1)	Cash and cash equivalents does not include $12 million related to AmerGen nuclear decommissioning trust. AmerGen’s nuclear decommissioning trust cash and cash equivalents are classified elsewhere in the table.

	December 31, 2002

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value

Cash and cash equivalents	$184	$–	$–	$184
Equity securities	1,763	72	(482)	1,353
Debt securities
Government obligations	938	62	–	1,000
Other debt securities	514	32	(30)	516

Total debt securities	1,452	94	(30)	1,516

Total available-for-sale securities	$3,399	$166	$(512)	$3,053

Net unrealized gains of $94 million were recognized in regulatory assets, regulatory liabilities or accumulated other comprehensive income in Exelon’s Consolidated Balance Sheet at December 31, 2003. Net unrealized losses of $346 million were recognized in accumulated depreciation, regulatory assets and accumulated other comprehensive income in Exelon’s Consolidated Balance Sheet at December 31, 2002.

Proceeds from the sale of decommissioning trust investments and gross realized gains and losses on those sales were as follows:

	For the Years Ended December 31,

	2003	2002	2001

Proceeds from sales	$2,341	$1,612	$1,624

Gross realized gains	219	56	76

Gross realized losses	(235)	(86)	(189)

Notes to Consolidated Financial Statements

EXELON CORPORATION AND SUBSIDIARY COMPANIES

Net realized losses of $16 million, $32 million and $127 million were recognized in other income and deductions in Exelon’s Consolidated Statements of Income for the years ended December 31, 2003, 2002 and 2001, respectively. Additionally, net realized gains of $2 million and $14 million were recognized in accumulated depreciation and regulatory assets in Exelon’s Consolidated Balance Sheets at December 31, 2002, and 2001, respectively. The fixed-income available-for-sale securities held at December 31, 2003 have an average maturity range of seven to nine years. The cost of these securities was determined on the basis of specific identification. See Note 13—Nuclear Decommissioning and Spent Fuel Storage for further information regarding the nuclear decommissioning trusts.

The following table provides information regarding Exelon’s available-for-sale securities in an unrealized loss position that are not other-than-temporarily impaired. The table shows the investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2003.

	Less than 12 months		12 months or more		Total

	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value

Equity securities	$33	$231	$261	$775	$294	$1,006
Debt securities
Government obligations	4	232	—	11	4	243
Other debt securities	2	117	—	2	2	119

Total debt securities	6	349	—	13	6	362

Total temporarily impaired securities	$39	$580	$261	$788	$300	$1,368

As of December 31, 2003, Exelon’s available-for-sale investments in unrealized loss positions that were not other-than-temporarily impaired were securities held in its nuclear decommissioning trust funds. These investments are held to fund Exelon’s decommissioning obligation for its nuclear plants. Nuclear decommissioning activity occurs primarily after a plant is retired, and Generation estimates that decommissioning expenditures funded by the trust assets will begin in 2029.

Exelon evaluates the historical performance, cost basis, and market value of its securities in unrealized loss positions in comparison to related market indices to assess whether or not the securities are permanently impaired. Exelon concluded that the trending of the related market indices and historical performance of these securities over a long-term time horizon indicates that the securities are not other-than-temporarily impaired.

NOTE 16 • PREFERRED SECURITIES

At December 31, 2003 and 2002, Exelon was authorized to issue up to 100,000,000 shares of preferred stock, none of which was outstanding.

Preferred and Preference Stock of Subsidiaries

At December 31, 2003 and 2002, cumulative preferred stock of PECO, no par value, consisted of 15,000,000 shares authorized and the amounts set forth below:

			December 31,

	Current Redemption Price(a)		2003	2002	2003	2002

			Shares Outstanding		Dollar Amount

Series (without mandatory
redemption)
$4.68 (Series D)	$104.00		150,000	150,000	$15	$15

$4.40 (Series C)	112.50		274,720	274,720	27	27

$4.30 (Series B)	102.00		150,000	150,000	15	15

$3.80 (Series A)	106.00		300,000	300,000	30	30

$7.48	(b	)	–	500,000	–	50

Total preferred stock			874,720	1,374,720	$87	$137

(a)	Redeemable, at the option of PECO, at the indicated dollar amounts per share, plus accrued dividends.
(b)	Redeemed during 2003.

On June 11, 2003, PECO redeemed $50 million of its $7.48 preferred stock at a redemption price of $103.74 per share, plus accrued and unpaid dividends.

At December 31, 2003 and 2002, ComEd preferred stock and ComEd preference stock consisted of 850,000 and 6,810,451 shares authorized, respectively, none of which was outstanding.

Mandatorily Redeemable Preferred Securities

See Note 1—Significant Accounting Policies for a discussion of the adoptions of FIN No. 46 and FIN No. 46-R and the resulting deconsolidation of ComEd Financing II, ComEd Financing III, PECO Trust III and PECO Trust IV from Exelon’s consolidated financial statements.

Notes to Consolidated Financial Statements

EXELON CORPORATION AND SUBSIDIARY COMPANIES

At December 31, 2002, the preferred securities of the financing trusts of ComEd and PECO were recorded in the consolidated financial statements of Exelon as follows:

	Mandatory Redemption Date	Distribution Rate	Liquidation Value	Trust Securities Outstanding	Dollar Amount

PECO Energy
Capital Trust II	2037	8.00%	$25	2,000,000	$50
PECO Energy
Capital Trust III	2028	7.38%	1,000	78,105	78

Total				2,078,105	$128

ComEd Financing I	2035	8.48%	$25	8,000,000	$200
ComEd Financing II	2027	8.50%	1,000	150,000	150
Unamortized discount					(20)

Total				8,150,000	$330

During 2003, the following mandatorily redeemable preferred securities were issued:

Company	Type	Amount	Rate	Maturity

ComEd	Mandatorily Redeemable Preferred Securities–ComEd Financing III	$200	6.35%	March 15, 2033

During 2003, the following mandatorily redeemable preferred securities were retired or redeemed:

Company	Type	Amount	Rate	Maturity

ComEd	Mandatorily Redeemable Preferred Securities–ComEd Financing I	$200	8.48%	September 30, 2035
PECO	Mandatorily Redeemable Preferred Securities–PECO Energy Capital Trust II	$50	8.00%	June 6, 2037

The securities issued by the PECO trusts represent Company—Obligated Mandatorily Redeemable Preferred Securities of a Partnership (COMPrS) having a distribution rate and liquidation value equivalent to the trust securities. The COMPrS are the sole assets of these trusts and represent limited partnership interests of PECO Energy Capital, L.P. (Partnership), a Delaware limited partnership. Each holder of a trust’s securities is entitled to withdraw the corresponding number of COMPrS from the trust in exchange for the trust securities so held. Each series of COMPrS is supported by PECO’s deferrable interest subordinated debentures, held by the Partnership, which bear interest at rates equal to the distribution rates on the related series of COMPrS.

On March 20, 2003, ComEd Financing I, a financing subsidiary of ComEd, redeemed $200 million of 8.48% trust preferred securities at a redemption price of 100% of the principal amount, plus accrued distributions. ComEd redeemed $206 million of 8.48% subordinated debentures issued to ComEd Financing I. The preferred securities were refinanced with the proceeds from a March 17, 2003 issue of $200 million of 6.35% trust preferred securities by ComEd Financing III, a financing subsidiary of ComEd, which are mandatorily redeemable in 2033. The 8.48% subordinated debentures were refinanced with the proceeds from a March 17, 2003 issue of $206 million of 6.35% subordinated debentures due 2033 from ComEd to ComEd Financing III.

During June 2003, PECO issued $103 million of 5.75% subordinated debentures due 2033 to PECO Trust IV in connection with the issuance by PECO Trust IV of $100 million of 5.75% preferred securities that are mandatorily redeemable in 2033. The proceeds of the issue were used to redeem the trust preferred securities discussed below and preferred stock as disclosed below.

Also on June 24, 2003, PECO Energy Capital Trust II, a financing subsidiary of PECO, redeemed $50 million of its 8.00% trust preferred securities at a redemption price of $25 per trust receipt, plus accrued and unpaid distributions. PECO redeemed $52 million of 8.00% subordinated debentures to PECO Energy Capital Trust II.

ComEd Financing II and ComEd Financing III are subsidiary trusts of ComEd. Each of ComEd trust’s sole assets are subordinated deferrable interest securities issued by ComEd bearing interest rates equivalent to the distribution rate of the related trust security. The interest expense on the debentures and deferrable interest securities was included in distributions on preferred securities of subsidiaries in the Consolidated Statements of Income and is deductible for income tax purposes.

Notes to Consolidated Financial Statements

EXELON CORPORATION AND SUBSIDIARY COMPANIES

The preferred securities issued by each of ComEd Financing II and ComEd Financing III have no voting privileges, except (i) for the right to approve a merger, consolidation or other transaction involving the applicable trust that would result in certain United States Federal income tax consequences to that trust, (ii) with respect to certain amendments to the applicable trust agreement, (iii) for certain voting privileges that arise upon an event of default under the applicable trust agreement or (iv) with respect to certain amendments to the related ComEd guarantee agreement.

The preferred securities issued by PECO Trust III have no voting privileges, except (i) for the right to approve a merger, consolidation or other transaction involving the applicable trust that would result in a change in terms of the preferred securities, listing status on a national securities exchange, ratings by nationally recognized rating agencies, or rights of holders of the preferred securities, or that would result in certain Federal income tax consequences; (ii) with respect to certain amendments to the applicable trust agreement or (iii) for certain voting privileges that arise upon an event of default under the applicable trust agreement. The preferred securities issued by PECO Trust IV have no voting privileges, except (i) for the right to approve a merger, consolidation or other transaction involving the applicable trust that would result in certain United States Federal income tax consequences to that trust, (ii) with respect to certain amendments to the applicable trust agreement, (iii) for certain voting privileges that arise upon an event of default under the applicable trust agreement or (iv) with respect to certain amendments to the related PECO guarantee agreement.

NOTE 17 • COMMON STOCK

At December 31, 2003 and 2002, common stock without par value consisted of 600,000,000 and 600,000,000 shares authorized and 328,182,522 and 323,312,586 shares outstanding, respectively. See Note 24 – Subsequent Events for information regarding a quarterly dividend declared on January 27, 2004 and a proposed stock split.

Stock-Based Compensation Plans

Exelon maintains Long-Term Incentive Plans (LTIPs) for certain full-time salaried employees. The types of long-term incentive awards that have been granted under the LTIPs are non-qualified options to purchase shares of Exelon’s common stock and common stock awards. At December 31, 2003, there were options for approximately 10,600,000 shares remaining for issuance under the LTIPs.

The exercise price of the stock options is equal to the fair market value of the underlying stock on the date of option grant. Options granted under the LTIPs become exercisable upon attainment of a target share value and/or date. All options expire 10 years from the date of grant. Information with respect to the LTIPs at December 31, 2003 and changes for the three years then ended, is as follows:

	Shares 2003	Weighted Average Exercise Price (per share) 2003	Shares 2002	Weighted Average Exercise Price (per share) 2002	Shares 2001	Weighted Average Exercise Price (per share) 2001

Balance at January 1	15,886,990	$45.80	14,039,996	$43.96	15,287,859	$42.13
Options granted/assumed	3,173,200	49.69	3,938,632	47.12	629,200	66.42
Options exercised	(4,508,695)	38.05	(1,821,339)	33.37	(1,695,474)	34.84
Options canceled	(397,802)	50.18	(270,299)	53.62	(181,589)	52.64

Balance at December 31	14,153,693	$49.01	15,886,990	$45.80	14,039,996	$43.96

Exercisable at
December 31	9,016,348	$48.66	10,491,184	$43.96	8,006,193	$38.75

Weighted average fair value of options granted during year		$11.03		$13.62		$19.59

Notes to Consolidated Financial Statements

EXELON CORPORATION AND SUBSIDIARY COMPANIES

The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2003, 2002 and 2001, respectively:

	2003	2002	2001

Dividend yield	3.3%	3.3%	3.2%
Expected volatility	30.5%	36.8%	36.8%
Risk-free interest rate	3.0%	4.6%	4.9%
Expected life (years)	5.0	5.0	5.0

At December 31, 2003, the options outstanding, based on ranges of exercise prices, were as follows:

	Options Outstanding			Options Exercisable

Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

$10.01-$20.00	38,300	4.15	$19.69	38,300	$19.69
$20.01-$30.00	449,917	2.73	25.29	449,917	25.29
$30.01-$40.00	2,706,761	5.48	37.84	2,706,761	37.84
$40.01-$50.00	6,512,786	8.28	47.67	1,736,699	45.27
$50.01-$60.00	3,820,336	6.87	59.31	3,725,473	59.45
$60.01-$70.00	625,593	7.07	67.29	359,198	67.06

Total	14,153,693			9,016,348

Exelon common share awards of 450,979, 590,074, and 426,794 shares were granted under Exelon’s LTIPs and board compensation plans during 2003, 2002 and 2001, respectively. Total accumulated compensation cost of $88 million is to be accrued to expense over the vesting period of up to 5 years from the grant date. The related accumulated amortization of $68 million includes amortization expense of $31 million, $20 million and $11 million during 2003, 2002 and 2001, respectively.

In June 2001, the Board of Directors of Exelon approved the Employee Stock Purchase Plan (ESPP). The purpose of the ESPP is to provide employees of Exelon and its subsidiary companies the right to purchase shares of Exelon’s common stock at below-market prices. A total of 3,000,000 shares of Exelon’s common stock have been reserved for issuance under the ESPP. Employees’ purchases are limited to no more than 125 shares per quarter and no more than $25,000 in fair market value in any plan year. Employees purchased 209,326, 257,455 and 137,648 shares of Exelon common stock under the ESPP in 2003, 2002 and 2001, respectively.

Fund Transfer Restrictions

Under applicable law, Exelon is precluded from borrowing or receiving any extension of credit or indemnity from its subsidiaries and can lend, but not borrow, from Exelon’s intercompany money pool. Additionally, under applicable Federal law, Exelon, ComEd, PECO and Generation can pay dividends only from retained, undistributed or current earnings. Under Illinois law, ComEd may not pay any dividend on its stock unless “its earnings and earned surplus are sufficient to declare and pay same after provision is made for reasonable and proper reserves,” or unless it has specific authorization from the ICC. At December 31, 2003 and 2002, Exelon had retained earnings of $2.3 billion and $2.0 billion, respectively, which included ComEd retained earnings of $883 million and $577 million (of which $709 million has been appropriated for future dividends at December 31, 2003), PECO retained earnings of $546 million and $401 million, and Generation undistributed earnings of $602 million and $924 million, respectively. At December 31, 2003 and 2002, Exelon’s common equity to total capitalization ratio was 35% and 32%, respectively.

Undistributed Earnings of Equity Method Investments

Exelon had consolidated undistributed earnings (losses) of equity method investments of $(55) million and $145 million at December 31, 2003 and 2002, respectively.

Notes to Consolidated Financial Statements

EXELON CORPORATION AND SUBSIDIARY COMPANIES

NOTE 18 • EARNINGS PER SHARE

Diluted earnings per share are calculated by dividing net income by the weighted average shares of common stock outstanding including shares issuable upon exercise of stock options outstanding under Exelon’s stock option plans considered to be common stock equivalents. The following table shows the effect of these stock options on the weighted average number of shares outstanding used in calculating diluted earnings per share (in millions):

	2003	2002	2001

Average common shares outstanding	326	322	320
Assumed exercise of stock options	3	3	2

Average dilutive common shares outstanding	329	325	322

The number of stock options not included in the calculation of diluted common shares outstanding due to their antidilutive effect was approximately four million, five million, and five million for 2003, 2002, and 2001, respectively.

NOTE 19 • COMMITMENTS AND CONTINGENCIES

Nuclear Insurance

The Price-Anderson Act limits the liability of nuclear reactor owners for claims that could arise from a single incident. As of January 1, 2004, the limit is $10.9 billion and is subject to change to account for the effects of inflation and changes in the number of licensed reactors. Through its subsidiaries, Exelon carries the maximum available commercial insurance of $300 million for each operating site and the remaining $10.6 billion is provided through mandatory participation in a financial protection pool. Under the Price-Anderson Act, all nuclear reactor licensees can be assessed a maximum charge per reactor per incident. Effective August 20, 2003, the maximum assessment for all nuclear operators per reactor per incident (including a 5% surcharge) increased from $89 million to $101 million, payable at no more than $10 million per reactor per incident per year. This assessment is subject to inflation and state premium taxes. In addition, the U.S. Congress could impose revenue-raising measures on the nuclear industry to pay claims. The Price-Anderson Act expired on August 1, 2002 and was subsequently extended to the end of 2003 by the U.S. Congress. Only facilities applying for NRC licenses subsequent to the expiration of the Price-Anderson Act are affected. Existing commercial generating facilities, such as those owned and operated by Generation, remain subject to the provisions of the Price-Anderson Act and are unaffected by its expiration.

Exelon is a member of an industry mutual insurance company, Nuclear Electric Insurance Limited (NEIL), which provides property damage, decontamination and premature decommissioning insurance for each station for losses resulting from damage to its nuclear plants. In the event of an accident, insurance proceeds must first be used for reactor stabilization and site decontamination. If the decision is made to decommission the facility, a portion of the insurance proceeds will be allocated to a fund, which Exelon is required by the NRC to maintain, to provide for decommissioning the facility. Exelon is unable to predict the timing of the availability of insurance proceeds to Exelon and the amount of such proceeds that would be available. Under the terms of the various insurance agreements, Exelon could be assessed up to $170 million for losses incurred at any plant insured by the insurance companies. In the event that one or more acts of terrorism cause accidental property damage within a twelve-month period from the first accidental property damage under one or more policies for all insureds, the maximum recovery for all losses by all insureds will be an aggregate of $3.2 billion plus such additional amounts as the insurer may recover for all such losses from reinsurance, indemnity, and any other source, applicable to such losses. The $3.2 billion maximum recovery limit is not applicable, however, in the event of a “certified act of terrorism” as defined in the Terrorism Risk Insurance Act of 2002, as a result of government indemnity. Generally, a “certified act of terrorism” is defined in the Terrorism Risk Insurance Act to be any act, certified by the U.S. government, to be an act of terrorism committed on behalf of a foreign person or interest.

Additionally, NEIL provides replacement power cost insurance in the event of a major accidental outage at a nuclear station. The premium for this coverage is subject to assessment for adverse loss experience. Including the AmerGen sites, Exelon’s maximum share of any assessment is $61 million per year. Recovery under this insurance for terrorist acts is subject to the $3.2 billion aggregate limit and secondary to the property insurance described above. This limit would also not apply in cases of certified acts of terrorism under the Terrorism Risk Insurance Act as described above.

In addition, Exelon participates in the American Nuclear Insurers Master Worker Program, which provides coverage for worker tort claims filed for bodily injury caused by a nuclear energy accident. This program was modified, effective January 1, 1998, to provide coverage to all workers whose “nuclear-related employment” began on or after the commencement date of reactor operations. Exelon will not be liable for a retrospective assessment under this new policy. However, in the event losses incurred under the small number of policies in the old program exceed accumulated reserves, a maximum retroactive assessment of up to $50 million could apply.

Exelon is self-insured to the extent that any losses may exceed the amount of insurance maintained. Such losses could have a material adverse effect on Exelon’s financial condition, results of operations and liquidity.

Notes to Consolidated Financial Statements

EXELON CORPORATION AND SUBSIDIARY COMPANIES

Energy Commitments

Exelon’s wholesale operations include the physical delivery and marketing of power obtained through its generation capacity, and long-, intermediate- and short-term contracts. Exelon maintains a net positive supply of energy and capacity, through ownership of generation assets and power purchase and lease agreements, to protect it from the potential operational failure of one of its owned or contracted power generating units. Exelon has also contracted for access to additional generation through bilateral long-term power purchase agreements. These agreements are firm commitments related to power generation of specific generation plants and/or are dispatchable in nature. Exelon enters into power purchase agreements with the objective of obtaining low-cost energy supply sources to meet its physical delivery obligations to its customers. Exelon has also purchased firm transmission rights to ensure that it has reliable transmission capacity to physically move its power supplies to meet customer delivery needs. The primary intent and business objective for the use of its capital assets and contracts is to provide Exelon with physical power supply to enable it to deliver energy to meet customer needs. Exelon primarily uses financial contracts in its wholesale marketing activities for hedging purposes. Exelon also uses financial contracts to manage the risk surrounding trading for profit activities.

Exelon has entered into bilateral long-term contractual obligations for sales of energy to load-serving entities, including electric utilities, municipalities, electric cooperatives, and retail load aggregators. Exelon also enters into contractual obligations to deliver energy to wholesale market participants who primarily focus on the resale of energy products for delivery. Exelon provides delivery of its energy to these customers through access to its transmission assets or rights for firm transmission.

At December 31, 2003, Exelon had long-term commitments, relating to the purchase and sale of energy, capacity and transmission rights from unaffiliated utilities and others, including the Midwest Generation contract, as expressed in the following tables:

	Net Capacity Purchases(1)	Power Only Sales	Power Only Purchases	Transmission Rights Purchases(2)

2004	$716	$3,393	$1,661	$113
2005	414	1,088	429	86
2006	410	290	276	3
2007	492	80	253	–
2008	434	–	226	–
Thereafter	3,880	–	723	–

Total	$6,346	$4,851	$3,568	$202

(1)	Generation will take 1,696 MWs of non-option coal capacity, 687 MWs of option coal capacity, 1,084 MWs of Collins Station capacity and 391 MWs of peaking capacity from Midwest Generation in 2004, the fifth and final year of the contract. In total, Generation has retained 3,858 MWs of capacity under the terms of the three existing PPAs with Midwest Generation. Net Capacity Purchases also include capacity sales to TXU under the purchase power agreement entered into in connection with the purchase of two generating plants in April 2002, which states that TXU will purchase the plant output from May through September from 2002 through 2006. During the periods covered by the power purchase agreement, TXU will make fixed capacity payments and will provide fuel to Generation in return for exclusive rights to the energy and capacity of the generation plants. The combined capacity of the two plants is 2,334 MWs. Net capacity purchases also include tolling agreements that are accounted for as operating leases.
(2)	Transmission rights purchases include estimated commitments in 2004 and 2005 for additional transmission rights that will be required to fulfill firm sales contracts.

In connection with the 2001 corporate restructuring, Generation entered into a PPA with ComEd under which Generation has agreed to supply all of ComEd’s load requirements through 2004. Prices for this energy vary depending upon the time of day and month of delivery. An extension of this contract for 2005 and 2006 has been agreed to by ComEd and Generation with substantially the same terms as the PPA currently in effect, except for the prices of energy which were reset to reflect the current rates at the time the extension was agreed to. This extension must still be filed with the ICC. Subsequent to 2006, ComEd will obtain all of its supply from market sources, which could include Generation. Additionally, Generation entered into a PPA with PECO under which PECO obtains substantially all of its electric supply from Generation through 2010. Also, under the restructuring, PECO assigned its rights and obligations under various PPAs and fuel supply agreements to Generation. Generation supplies power to PECO from the transferred generation assets, assigned PPAs and other market sources.

Notes to Consolidated Financial Statements

EXELON CORPORATION AND SUBSIDIARY COMPANIES

Other Purchase Obligations

In addition to Exelon’s energy commitments as described above, Exelon has commitments to purchase fuel supplies for nuclear generation and various other purchase commitments related to the normal day-to-day operations of Exelon’s business. As of December 31, 2003, these commitments were as follows:

		Expiration within

	Total	2004	2005-2006	2007-2008	2009 and beyond

Fuel purchase agreements (a)	$3,034	$476	$825	$582	$1,151
Other purchase commitments (b)	145	31	71	38	5

(a)	Fuel purchase agreements—Commitments to purchase fuel supplies for nuclear and fossil generation.
(b)	Other purchase commitments—Commitments for spent fuel storage casks and other disposal services at nuclear generating facilities, minimum spend requirements related to the sale of InfraSource (see Note 2—Acquisitions and Dispositions) and amounts committed for information technology services.

Two affiliates of Exelon New England have long-term supply agreements through December 2022 with Distrigas of Massachusetts, LLC (Distrigas) for gas supply, primarily for the Boston Generating units. Under the agreements, prices are indexed to New England gas markets. Exelon New England has guaranteed these entities’ financial obligations to Distrigas under the Distrigas agreements. It is currently anticipated that Exelon New England’s guaranty to Distrigas will continue following the eventual transfer of the ownership interests in Boston Generating. This guaranty is non- recourse to Generation. At December 31, 2003, Exelon New England had net assets of approximately $70 million, exclusive of the Boston Generating net assets.

Commercial Commitments

Exelon’s commercial commitments as of December 31, 2003, representing commitments not recorded on the balance sheet but potentially triggered by future events, including obligations to make payment on behalf of other parties and financing arrangements to secure obligations, were as follows:

		Expiration within

	Total	2004	2005-2006	2007-2008	2009 and beyond

Letters of credit (non-debt) (a)	$185	$185	$–	$–	$–
Letters of credit (long-term debt) – interest coverage (b)	13	13	–	–	–
Surety bonds (c)	555	330	92	4	129
Performance guarantees (d)	201	–	–	–	201
Energy marketing contract guarantees (e)	216	205	11	–	–
Nuclear insurance guarantees (f)	1,710	–	–	–	1,710
Lease guarantees (g)	22	–	2	–	20
Midwest Generation Capacity Reservation Agreement guarantee (h)	32	3	7	8	14

Total commercial commitments	$2,934	$736	$112	$12	$2,074

(a)	Letters of credit (non-debt)—Exelon and certain of its subsidiaries maintain non-debt letters of credit to provide credit support for certain transactions as requested by third parties. As of December 31, 2003, Exelon had $146 million of outstanding letters of credit (non-debt) issued under its $1.5 billion credit agreements. Guarantees of $102 million have been issued to provide support for certain letters of credit as required by third parties.
(b)	Letters of credit (long-term debt) interest coverage—Reflects the interest coverage portion of letters of credit supporting floating-rate pollution control bonds. The principal amount of the floating-rate pollution control bonds of $363 million is reflected in long-term debt in Exelon’s Consolidated Balance Sheet.
(c)	Surety bonds—Guarantees issued related to contract and commercial surety bonds, excluding bid bonds.
(d)	Performance guarantees—Guarantees issued to ensure execution under specific contracts.
(e)	Energy marketing contract guarantees—Guarantees issued to ensure performance under energy commodity contracts.
(f)	Nuclear insurance guarantees—Guarantees of nuclear insurance required under the Price-Anderson Act. $1.0 billion of this total exposure is exempt from the $4.5 billion PUHCA guarantee limit by SEC rule.
(g)	Lease guarantees—Guarantees issued to ensure payments on building leases.
(h)	Midwest Generation Capacity Reservation Agreement guarantee—In connection with ComEd’s agreement with the City of Chicago entered into on February 20, 2003, Midwest Generation assumed from Chicago a Capacity Reservation Agreement that Chicago had entered into with Calumet Energy Team, LLC. ComEd will reimburse Chicago for any nonperformance by Midwest Generation under the Capacity Reservation Agreement. Under FIN No. 45, $3 million is included as a liability on Exelon’s Consolidated Balance Sheets at December 31, 2003.

Additionally, Exelon could be required to guarantee up to an additional $42 million related to various construction and tax obligations associated with the Boston Generating facilities.

Notes to Consolidated Financial Statements

EXELON CORPORATION AND SUBSIDIARY COMPANIES

Environmental Issues

Exelon’s operations have in the past and may in the future require substantial expenditures in order to comply with environmental laws. Additionally, under Federal and state environmental laws, Exelon, through its subsidiaries, is generally liable for the costs of remediating environmental contamination of property now or formerly owned by Exelon and of property contaminated by hazardous substances generated by Exelon. Exelon owns or leases a number of real estate parcels, including parcels on which its operations or the operations of others may have resulted in contamination by substances that are considered hazardous under environmental laws. Exelon has identified 66 sites where former manufactured gas plant (MGP) activities have or may have resulted in actual site contamination. Of these 66 sites, the Illinois Environmental Protection Agency and the Pennsylvania Department of Environmental Protection have approved the cleanup of 9 sites, and of the remaining sites, 57 are currently under some degree of active study and/or remediation. Exelon is currently involved in a number of proceedings relating to sites where hazardous substances have been deposited and may be subject to additional proceedings in the future.

As of December 31, 2003 and 2002, Exelon had accrued $129 million and $156 million, respectively, for environmental investigation and remediation costs, including $105 million and $125 million, respectively, for MGP investigation and remediation that currently can be reasonably estimated. Included in the environmental investigation and remediation cost obligations as of December 31, 2003 and 2002 are $105 million and $97 million, respectively, that have been recorded on a discounted basis (reflecting discount rates of 5.0% in 2003 and from 5.0% to 4.6% in 2002). Such estimates before the effects of discounting were $138 million and $138 million at December 31, 2003 and 2002, respectively (reflecting inflation rates of 2.5% in 2003 and from 1.6% to 2.5% in 2002). Exelon cannot reasonably estimate whether it will incur other significant liabilities for additional investigation and remediation costs at these or additional sites identified by Exelon, environmental agencies or others, or whether such costs will be recoverable from third parties including ratepayers.

As of December 31, 2003, Exelon anticipates that payments related to the discounted environmental investigation and remediation costs, recorded on an undiscounted basis were:

2004	$19
2005	23
2006	20
2007	9
2008	6
Remaining years	61

Total payments	$138

In December 2003, PECO updated its accounting estimate related to the reserve for environmental remediation. Based on an update of an independently prepared environmental remediation study on 27 MGP sites, PECO increased the environmental reserve by $18 million, with an offsetting increase to the MGP regulatory asset. See Note 20—Supplemental Financial Information for further discussion of the MGP regulatory asset.

Leases

Minimum future operating lease payments, including lease payments for vehicles, real estate, computers, rail cars and office equipment, as of December 31, 2003 were:

2004	$49
2005	49
2006	47
2007	43
2008	43
Remaining years	512

Total minimum future lease payments(a)	$743

(a)	Generation’s tolling agreements are accounted for as operating leases and are reflected as net capacity purchases in the energy commitments table above.

Rental expense under operating leases totaled $57 million, $85 million, and $75 million in 2003, 2002, and 2001, respectively.

Litigation

Retail Rate Law. In 1996, several developers of non-utility generating facilities filed litigation against various Illinois officials claiming that the enforcement against those facilities of an amendment to Illinois law removing the entitlement of those facilities to state-subsidized payments for electricity sold to ComEd after March 15, 1996 violated their rights under the Federal and state constitutions. The developers also filed suit against ComEd for a declaratory judgment that their rights under their contracts with ComEd were not affected by the amendment and for breach of contract. On November 25, 2002, the court granted the developers’ motions for summary judgment. The judge also entered a permanent injunction enjoining ComEd from refusing to pay the retail rate on the grounds of the amendment and Illinois from denying ComEd a tax credit on account of such purchases. ComEd and Illinois have each appealed the ruling. ComEd believes that it did not breach the contracts in question and that the damages claimed far exceed any loss that any project incurred by reason of its ineligibility for the subsidized rate. ComEd intends to prosecute its appeal and defend each case vigorously. While ComEd cannot currently predict the outcome of this action, Exelon does not believe that it will have a material adverse impact on its results of operations.

Notes to Consolidated Financial Statements

EXELON CORPORATION AND SUBSIDIARY COMPANIES

Cotter Corporation Litigation. During 1989 and 1991, actions were brought in Federal and state courts in Colorado against ComEd and its subsidiary, Cotter Corporation (Cotter), seeking unspecified damages and injunctive relief based on allegations that Cotter permitted radioactive and other hazardous material to be released from its mill into areas owned or occupied by the plaintiffs, resulting in property damage and potential adverse health effects. Several of these actions resulted in nominal jury verdicts or were settled or dismissed. One action resulted in an award for the plaintiffs for a more substantial amount, but was reversed on April 22, 2003 by the Tenth Circuit Court of Appeals and remanded for retrial. An appeal by the plaintiffs to the United States Supreme Court was denied on November 10, 2003. No date has been set for a new trial.

On February 18, 2000, ComEd sold Cotter to an unaffiliated third party. As part of the sale, ComEd agreed to indemnify Cotter for any liability incurred by Cotter as a result of these actions, as well as any liability arising in connection with the West Lake Landfill discussed in the next paragraph. In connection with Exelon’s 2001 corporate restructuring, the responsibility to indemnify Cotter for any liability related to these matters was transferred by ComEd to Generation. Generation cannot predict the ultimate outcome of the cases.

The U.S. Environmental Protection Agency (EPA) has advised Cotter that it is potentially liable in connection with radiological contamination at a site known as the West Lake Landfill in Missouri. Cotter is alleged to have disposed of approximately 39,000 tons of soils mixed with 8,700 tons of leached barium sulfate at the site. Cotter, along with three other companies identified by the EPA as potentially responsible parties (PRPs), has submitted a draft feasibility study addressing options for remediation of the site. The PRPs are also engaged in discussions with the State of Missouri and the EPA. The estimated costs of remediation for the site range from $0 to $87 million. Once a remedy is selected, it is expected that the PRPs will agree on an allocation of responsibility for the costs. Until an agreement is reached, Generation cannot predict its share of the costs.

Raytheon and Mitsubishi Litigation. In May 2002, Raytheon Corporation (Raytheon) filed an arbitration against Sithe Fore River Development, LLC (now Fore River Development, LLC) in the International Chamber of Commerce Court of Arbitration (Arbitration Court). Raytheon is seeking equitable relief and damages totaling over $45 million for alleged owner-caused performance delays and force majuere events in connection with the Fore River Power Plant Engineering, Procurement & Construction Agreement (EPC Agreement). The EPC Agreement, executed by a Raytheon subsidiary and guaranteed by Raytheon, governs the design, engineering, construction, start-up, testing and delivery of an 800-MW combined-cycle power plant in Weymouth, Massachusetts. Hearings by the Arbitration Court with respect to liability were held in January and February 2003. On May 12, 2003, the Arbitration Court issued an interim order finding in favor of Raytheon on liability, but limited the grounds upon which Raytheon could claim schedule and cost relief. The Arbitration Court ordered the parties to proceed to a damages phase to determine what, if any, damages Raytheon may recover. Hearings by the Arbitration Court with respect to damages were conducted in June and July 2003 and a final decision is expected in the first quarter of 2004.

In a related proceeding, on October 2, 2003, Mitsubishi Heavy Industries, LTD (MHI) and Mitsubishi Heavy Industries of America (MHIA) filed an action in the New York Supreme Court against Fore River Development, LLC and Mystic Development, LLC (collectively, the Project Companies) seeking to enjoin these indirect subsidiaries of Generation from drawing upon letters of credit posted to guarantee MHI’s performance under certain gas turbine contracts. MHI and MHIA also is seeking $34 million from these entities in connection with work performed on these contracts. The Project Companies filed a third-party complaint against Raytheon, claiming that Raytheon was responsible for the MHI and MHIA contracts.

On August 29, 2003, Raytheon filed an action against the Project Companies and BNP Paribas in the Massachusetts Superior Court (Superior Court) alleging that the Project Companies and BNP Paribas had failed to provide adequate assurance that Raytheon would be paid the remaining amounts due under the Fore River and Mystic EPC contracts. Raytheon is seeking: (1) an injunction preventing the Project Companies and BNP Paribas from drawing upon certain letters of credit guaranteeing Raytheon’s performance; (2) the right to terminate the construction contracts; and (3) an order allowing Raytheon to seize project funds totaling approximately $40 million. Raytheon subsequently dismissed BNP Paribas from the litigation. On November 25, 2003, the Massachusetts Superior Court dismissed Raytheon’s claims in Massachusetts holding that Raytheon’s claims should have been brought in the New York Supreme Court proceeding. As a result of this decision, all of the litigation was transferred and consolidated into the New York Supreme Court action and all parties have moved for summary judgment. The court has not yet issued any decision.

Notes to Consolidated Financial Statements

EXELON CORPORATION AND SUBSIDIARY COMPANIES

Clean Air Act. On June 1, 2001, the EPA issued to a subsidiary of the Company a Notice of Violation (NOV) and Reporting Requirement pursuant to Sections 113 and 114 of the Clean Air Act. The NOV alleges numerous exceedances of opacity limits and violations of opacity-related monitoring, recording and reporting requirements at Mystic Station in Everett, Massachusetts. On January 8, 2002, the EPA indicated that it had decided to resolve the NOV through an administrative compliance order and a judicial civil penalty action. In March 2002, the EPA issued and Mystic I, LLC, doing business as Mystic Generating (formerly known as Exelon Mystic Generating, LLC) (Mystic), a wholly owned subsidiary of the Company, voluntarily entered a Compliance Order and Reporting Requirement (Order) regarding Mystic Station. Under the Order, Mystic Station installed new ignition equipment on three of the four units at the plant. Mystic Station also undertook an extensive opacity monitoring and testing program for all four units at the plant to help determine if additional compliance measures are needed. Pursuant to the requirements of the Order, the subsidiary switched three of the four units to a lower sulfur fuel oil by September 1, 2002. The Order did not address civil penalties. By letter dated April 21, 2003, the United States Department of Justice notified the subsidiary that, at the request of the EPA, it intended to bring a civil penalty action, but also offered the opportunity to resolve the matter through settlement discussions. Mystic has entered into a consent decree with the EPA and the Department of Justice, the net discounted cost of which is approximately $4 million. The consent decree is subject to the approval of the United States District Court of the District of Massachusetts.

Real Estate Tax Appeals. PECO and Generation are each challenging real estate taxes assessed on nuclear plants since 1997. PECO is involved in litigation in which it is contesting taxes assessed in 1997 under the Pennsylvania Public Utility Realty Tax Act of March 4, 1971, as amended (PURTA) and has appealed local real estate assessments for 1998 and 1999 on the Limerick Generating Station (Montgomery County, PA) (Limerick) and Peach Bottom Atomic Power Station (York County, PA) (Peach Bottom) plants. Generation is involved in real estate tax appeals for 2000 through 2003, also regarding the valuation of its Limerick and Peach Bottom plants, its Quad Cities Station (Rock Island County, IL) and, through its wholly owned subsidiary AmerGen, Three Mile Island Nuclear Station (Dauphin County, PA).

During 2003, upon completion of updated nuclear plant appraisal studies, Exelon recorded reductions of $74 million to reserves recorded for exposures associated with the real estate taxes. While Exelon believes the resulting reserve balances as of December 31, 2003 reflect the most likely probable expected outcome of the litigation and appeals proceedings in accordance with SFAS No. 5, “Accounting for Contingencies,” the ultimate outcome of such matters could result in additional unfavorable or favorable adjustments to the consolidated financial statements of Exelon, and such adjustments could be material.

General. Exelon is involved in various other litigation matters that are being defended and handled in the ordinary course of business, and Exelon maintains accruals for such costs that are probable of being incurred and subject to reasonable estimation. The ultimate outcome of such matters, as well as the matters discussed above, while uncertain, is not expected to have a material adverse effect on Exelon’s financial condition or results of operations.

Capital Commitments

Exelon has a 74% interest in Southeast Chicago, which owns a peaking facility in Chicago. Southeast Chicago is obligated to make equity distributions of $51 million over the next 20 years to the party, which is not affiliated with Exelon, which owns the remaining 26% interest. This amount reflects a return of that party’s investment in Southeast Chicago. Exelon has the right to purchase, generally at a premium, and the other party has the right to require Exelon to purchase, generally at a discount, the 26% interest in Southeast Chicago. Additionally, Exelon may be required to purchase the remaining 26% interest upon the occurrence of certain events, including Exelon’s failure to maintain an investment grade rating. In conjunction with the adoption of SFAS No. 150 on July 1, 2003, Exelon reclassified the minority interest associated with Southeast Chicago to a long-term liability. The total minority interest related to Southeast Chicago was $51 million as of December 31, 2003. Prior periods were not restated.

Exelon has committed to making an additional investment in the Aladdin thermal facility in 2004 of approximately $19 million for the repayment of debt, which may result in prepayment penalties and the need for additional investment. See Note 2 – Acquisitions and Dispositions for further information regarding agreement to sell the Aladdin thermal facility.

Credit Contingencies

Dynegy. Generation is a counterparty to Dynegy in various energy transactions. In early July 2002, the credit ratings of Dynegy were downgraded by two credit rating agencies to below investment grade. As of December 31, 2003, Exelon has credit risk associated with Dynegy through Generation’s investment in Sithe. Sithe is a 60% owner of the Independence generating station, a 1,028-MW gas-fired facility that has an energy-only long-term tolling agreement with Dynegy, with a related financial swap arrangement. Sithe has entered into a contract to purchase the remaining 40% interest of the Independence generating station. As of December 31, 2003,

Notes to Consolidated Financial Statements

EXELON CORPORATION AND SUBSIDIARY COMPANIES

Sithe had recognized an asset on its balance sheet related to the fair market value of the financial swap agreement with Dynegy that is marked-to-market under the terms of SFAS No. 133. If Dynegy were unable to fulfill the terms of this agreement, Sithe would be required to impair this financial swap asset. Exelon estimates, as a 50% owner of Sithe, that the impairment would result in an after-tax reduction of its net income of approximately $5 million.

In addition to the impairment of the financial swap asset, if Dynegy were unable to fulfill its obligations under the financial swap agreement and the tolling agreement, Exelon would likely incur a further impairment associated with the Independence plant. Depending upon the timing of Dynegy’s failure to fulfill its obligations and the outcome of any restructuring initiatives, Exelon could realize an after-tax charge of up to $30 million, net of a FIN No. 45 guarantee recorded in connection with Generation’s sale of 50% of Sithe to Reservoir. In the event of a sale of Exelon’s investment in Sithe to a third party, proceeds from the sale could be negatively affected by up to $74 million, which would represent an after-tax loss of up to $43 million. Additionally, the future economic value of AmerGen’s purchased power arrangement with Illinois Power, a subsidiary of Dynegy, could be affected by events related to Dynegy’s financial condition. On February 3, 2004, Dynegy announced an agreement to sell its subsidiary Illinois Power Company to a third party, which, upon closing of the transaction, would reduce Generation’s credit risk associated with Dynegy.

Midwest Generation. On February 20, 2003, ComEd entered into separate agreements with Chicago and with Midwest Generation (Midwest Agreement). Under the terms of the agreement with Chicago, ComEd will pay Chicago $60 million over ten years ($6 million was paid during 2003) and be relieved of a requirement, originally transferred to Midwest Generation upon the sale of ComEd’s fossil stations in 1999, to build a 500-MW generation facility. Under the Midwest Agreement, ComEd received $32 million from Midwest Generation during 2003 to relieve Midwest Generation’s obligation under the fossil sale agreement. Midwest Generation also assumed from Chicago a Capacity Reservation Agreement that Chicago had entered into with Calumet Energy Team, LLC (CET), which is effective through June 2012. ComEd is obligated to reimburse Chicago for any nonperformance by Midwest Generation under the Capacity Reservation Agreement and paid approximately $2 million for amounts owed to CET by Chicago at the time the agreement was executed. In 2003, ComEd recorded a guarantee liability of $4 million under the provisions of FIN No. 45 related to its obligation to reimburse Chicago for any nonperformance by Midwest Generation. The value of this guarantee liability was $3 million as of December 31, 2003. The net effect of the settlement to ComEd will be amortized on a straight-line basis over the remaining life of the franchise agreement with Chicago.

Income Tax Refund Claims

ComEd and PECO have entered into several agreements with a tax consultant related to the filing of refund claims with the IRS and have made refundable prepayments of $11 million and $1 million, respectively, during 2003 for potential fees associated with these agreements. PECO made $4 million in refundable prepayments associated with these agreements prior to 2003. The fees for these agreements are contingent upon a successful outcome and are based upon a percentage of the refunds recovered from the IRS, if any. As such, ultimate net cash outflows to Exelon related to these agreements will either be positive or neutral depending upon the outcome of the refund claim with the IRS. These potential tax benefits and associated fees could be material to the financial position, results of operations and cash flows of Exelon. ComEd’s tax benefits for periods prior to the Merger would be recorded as a reduction of goodwill pursuant to a reallocation of the Merger purchase price. Exelon cannot predict the timing of the final resolution of these refund claims.

Derivatives

PETT has entered into floating-to-fixed interest-rate swaps to manage interest rate exposure associated with the floating-rate series of transition bonds issued to securitize PECO’s stranded cost recovery. These interest-rate swaps were designated as cash-flow hedges. These interest-rate swaps had an aggregate fair market value exposure of $11 million at December 31, 2003. As of December 31, 2003, PETT, a wholly owned subsidiary, was deconsolidated from the financial statements of PECO.

Notes to Consolidated Financial Statements

EXELON CORPORATION AND SUBSIDIARY COMPANIES

NOTE 20 • SUPPLEMENTAL FINANCIAL INFORMATION

Supplemental Income Statement Information

	For the Years Ended December 31,

	2003	2002	2001

Depreciation, amortization and accretion
Property, plant and equipment (a)	$736	$729	$697
Regulatory assets	380	472	445
Nuclear fuel (b)	396	374	393
Decommissioning (c)	196	126	144
Goodwill	–	–	155
Other	10	–	–

Total depreciation, amortization and accretion	$1,718	$1,701	$1,834

(a)	Includes amortization of capitalized software costs.
(b)	Included in operating and maintenance expense in the Consolidated Statements of Income.
(c)	Prior to the adoption of SFAS No. 143 on January 1, 2003 these amounts were recorded in depreciation expense. Upon adoption of SFAS No. 143, these amounts were recorded in operating and maintenance expense in Exelon’s Consolidated Statements of Income. See Note 13 – Nuclear Decommissioning and Spent Fuel Storage for further discussion of the adoption of SFAS No. 143.

	For the Years Ended December 31,

	2003	2002	2001

Taxes other than income Utility (a)	$440	$439	$377
Real estate	65	149	140
Payroll	92	98	88
Other (b)	(16)	23	18

Total	$581	$709	$623

(a)	Municipal and state utility taxes are also recorded in revenues on Exelon’s Consolidated Statements of Income.
(b)	Includes a credit of $25 million in 2003 due to a favorable settlement of coal use tax issues at ComEd related to periods prior to the Merger.

	For the Years Ended December 31,

	2003	2002	2001

Other, net
Investment income	$117	$118	$47
Gain (loss) on disposition of assets, net	(25)	201	4
Write-down of impaired investments	(309)	(47)	(36)
AFUDC, equity and borrowed	10 (a)	19	18
Reserve for potential plant disallowance	12	(12)	–
Other	8	21	46

Total	$(187)	$300	$79

(a)	In 2003, the debt portion of AFUDC of $6 million was recorded as a non-cash credit to interest expense.

Supplemental Cash Flow Information

	For the Years Ended December 31,

	2003	2002	2001

Cash paid during the year:
Interest (net of amount capitalized)	$801	$905	$963
Income taxes (net of refunds)	$728	$614	$749
Non-cash investing and financing activities:
Regulatory asset fair value adjustment	$–	$–	$347
Resolution of certain tax matters and Merger severance adjustment	–	14	–
Purchase accounting estimate adjustments	59	–	(85)
Capital lease obligations	–	52	–
Issuance of InfraSource stock	–	–	35
Contribution of land from minority interest of consolidated subsidiary	–	12	–
Note received in connection with the sale of Sithe to Reservoir	92	–	–
Note issued to Sithe in the Exelon New England acquisition	2	534	–
Issuance of note payable to acquire synthetic fuel interests	238	–	–

Notes to Consolidated Financial Statements

EXELON CORPORATION AND SUBSIDIARY COMPANIES

Supplemental Balance Sheet Information

	December 31,

	2003	2002

Investments
Direct financing leases	$465	$445
Energy services and other ventures	170	177
Affordable housing projects	77	88
Investment in subsidiaries and joint ventures (a)	73	16
Investment in EXRES SHC, Inc. (b)	47	–
Investment in Sithe (b)	–	478
Investment in AmerGen (c)	–	160
Communication ventures	5	39

Total	$837	$1,403

(a)	Includes investments in financing trusts which were not consolidated within the financial statements of Exelon at December 31, 2003 pursuant to the provisions of FIN No. 46-R. See Note 1—Significant Accounting Policies for further discussion of the effects of FIN No. 46-R.
(b)	On November 25, 2003, Generation, Reservoir and Sithe completed a series of transactions that restructured the ownership of Sithe, with Generation continuing to own a 50% interest in Sithe through EXRES SHC, Inc. See Note 3—Sithe for further information on these transactions.
(c)	On December 22, 2003, Generation purchased British Energy’s 50% interest in AmerGen. See Note 2—Acquisitions and Dispositions for further information.

Prior to the Merger, Unicom entered into a like-kind exchange transaction pursuant to which approximately $1.6 billion was invested in passive generating station leases with two separate entities unrelated to Exelon. The generating stations were leased back to such entities as part of the transaction. For financial accounting purposes, the investments are accounted for as direct financing lease investments. Unicom Investments, Inc. holds the leasehold interests in the generating stations in several separate bankruptcy remote, special purpose companies it directly or indirectly wholly owns. Under the terms of the lease agreements, Exelon received a prepayment of $1.2 billion in the fourth quarter of 2000, which reduced the investment in the lease. The remaining payments are payable at the end of the thirty-year lease and there are no minimum scheduled lease payments to be received over the next five years. The components of the net investment in the direct financing leases were as follows:

	December 31,

	2003	2002

Total minimum lease payments	$1,492	$1,492
Less: unearned income	1,027	1,047

Net investment in direct financing leases	$465	$445

The following tables provide information about the regulatory assets and liabilities of ComEd and PECO as of December 31, 2003 and 2002.

	December 31,

ComEd	2003	2002

Regulatory assets (liabilities)
Nuclear decommissioning	$(1,183)	$–
Removal costs	(973)	(933)
Reacquired debt costs and interest-rate swap settlements	172	84
Recoverable transition costs	131	175
Deferred income taxes	(61)	(68)
Nuclear decommissioning costs for retired plants	–	248
Other	23	8

Total	$(1,891)	$(486)

	December 31,

PECO	2003	2002

Regulatory assets
Competitive transition charges	$4,303	$4,639
Deferred income taxes	762	729
Non-pension postretirement benefits	58	64
Reacquired debt costs	49	53
MGP regulatory asset	34	20
DOE facility decommissioning	26	32
Nuclear decommissioning	(12)	–
Other	6	9

Long-term regulatory assets	5,226	5,546
Deferred energy costs (current asset)	81	31

Total	$5,307	$5,577

Nuclear Decommissioning Costs. These costs represent the amount of future nuclear decommissioning costs that exceed (regulatory asset) or are less than (regulatory liability) the associated decommissioning trust fund assets. ComEd and PECO believe the trust fund assets including any future collections from ratepayers will equal the associated future decommissioning costs. See Note 13—Nuclear Decommissioning and Spent Fuel Storage.

Removal Costs. These amounts represent funds received from ratepayers to cover the future removal of property, plant and equipment. See Note 6—Property, Plant and Equipment for further information.

Reacquired Debt Costs and Interest-Rate Swaps. The reacquired debt costs represent premiums paid for the early extinguishment and refinancing of long-term debt, which is amortized over the life of the new debt issued to finance the debt redemption. Interest-rate swap settlements are deferred and amortized over the period that the related debt is outstanding.

Recoverable Transition Costs. These charges, related to the recovery of ComEd’s former generating plants, are amortized

Notes to Consolidated Financial Statements

EXELON CORPORATION AND SUBSIDIARY COMPANIES

based on the expected return on equity of ComEd in any given year. ComEd expects to fully recover and amortize these charges by the end of 2006, but may increase or decrease its annual amortization to maintain its earnings within the earnings cap provisions established by Illinois legislation. See Note 4—Regulatory Issues for discussion of recoverable transition cost amortization.

Deferred Income Taxes. These costs represent the difference between the method in which the regulator allows for the recovery of income taxes and how income taxes would be recorded by unregulated entities. These regulatory assets and liabilities associated with deferred income taxes, recorded in compliance with SFAS No. 71 and SFAS No. 109, include the deferred tax effects associated principally with liberalized depreciation accounted for in accordance with the ratemaking policies of the ICC and PUC, as well as the revenue impacts thereon, and assume continued recovery of these costs in future rates.

Competitive Transition Charges. These charges represent PECO’s stranded costs that the PUC determined would be recoverable through regulated rates. These costs are related to the deregulation of the generation portion of the electric utility business in Pennsylvania. The CTC includes intangible transition property sold to the PETT, a subsidiary of PECO, in connection with the securitization of PECO’s stranded cost recovery. These charges are being amortized through December 31, 2010 with a return on the unamortized balance of 10.75%.

Non-pension Postretirement Benefits. These costs are the result of transitioning to SFAS No. 106 in 1993, which are recoverable in rates.

MGP Regulatory Asset. These costs represent estimated environmental remediation costs which are recoverable through regulated rates. PECO has identified 27 sites where former MGP activities have or may have resulted in site contamination.

DOE Facility Decommissioning. These costs represent PECO’s share of recoverable decommissioning and decontamination costs of the DOE nuclear fuel enrichment facilities established by the National Energy Policy Act of 1992.

Recovery/Settlement of Regulatory Assets and Liabilities. The regulatory assets related to the nuclear decommissioning costs and deferred income taxes did not require a cash outlay of investor supplied funds; consequently, these costs are not earning a rate of return. Recovery of the regulatory assets for loss on reacquired debt and recoverable transition costs is provided for through regulated revenue sources. Therefore, they are earning a rate of return.

Deferred Energy Costs (Current Asset). These costs represent fuel costs recoverable under the purchase gas adjustment clause.

	December 31,

	2003	2002

Accrued expenses
Taxes accrued	$304	$420
Interest accrued	247	307
Other accrued expenses	677	627

Total	$1,228	$1,354

NOTE 21 • SEGMENT  INFORMATION

Exelon operates in three business segments: Energy Delivery (ComEd and PECO), Generation and Enterprises. Exelon evaluates the performance of its business segments based on net income.

Energy Delivery consists of the retail electricity distribution and transmission businesses of ComEd in northern Illinois and PECO in southeastern Pennsylvania and the natural gas distribution business of PECO located in the Pennsylvania counties surrounding the City of Philadelphia. Generation consists of electric generating facilities, energy marketing operations and Exelon’s interest in Sithe. Enterprises consists of competitive retail energy sales, energy and infrastructure services, a communications joint venture and other investments weighted towards the communications, energy services and retail services industries. In September 2003, Enterprises sold the electric construction and services, underground and telecom businesses of InfraSource, Inc. In December 2003, Enterprises signed agreements to sell the Chicago operations and the Aladdin thermal facility of Thermal and certain direct investments held by Enterprises. In 2004, Exelon Energy Company will become part of Generation, and Enterprises will continue to pursue opportunities to sell other Enterprises businesses.

Notes to Consolidated Financial Statements

EXELON CORPORATION AND SUBSIDIARY COMPANIES

An analysis and reconciliation of Exelon’s business segment information to the respective information in the consolidated financial statements were as follows:

	Energy Delivery	Generation	Enterprises	Corporate	Intersegment Eliminations	Consolidated

Total revenues(1):
2003	$10,202	$8,135	$1,757	$402	$(4,684)	$15,812
2002	10,457	6,858	2,033	346	(4,739)	14,955
2001	10,171	6,826	2,292	341	(4,712)	14,918
Intersegment revenues:
2003	$76	$4,125	$85	$398	$(4,684)	$–
2002	76	4,227	97	341	(4,741)	–
2001	94	4,103	179	337	(4,713)	–
Depreciation and amortization:
2003	$873	$199	$26	$28	$–	$1,126
2002	978	276	55	31	–	1,340
2001	1,081	282	69	17	–	1,449
Operating expenses:
2003	$7,579	$8,329	$1,919	$472	$(4,685)	$13,614
2002	7,597	6,349	2,047	402	(4,739)	11,656
2001	7,578	5,954	2,369	371	(4,716)	11,556
Interest expense:
2003	$747	$88	$10	$45	$(9)	$881
2002	854	75	14	74	(51)	966
2001	973	115	37	133	(151)	1,107
Income taxes:
2003	$718	$(179)	$(81)	$(127)	$–	$331
2002	765	217	69	(53)	–	998
2001	703	327	(43)	(56)	–	931
Cumulative effect of changes in accounting principles:
2003	$5	$108	$(1)	$–	$–	$112
2002	–	13	(243)	–	–	(230)
2001	–	12	–	–	–	12
Net income/(loss):
2003	$1,175	$(133)	$(136)	$(1)	$–	$905
2002	1,268	400	(178)	(50)	–	1,440
2001	1,022	524	(85)	(33)	–	1,428
Capital expenditures:
2003	$962	$953	$14	$25	$–	$1,954
2002	1,041	990	44	75	–	2,150
2001	1,105	858	61	64	–	2,088
Total assets:
2003	$28,297	$14,764	$831	$(1,951)	$–	$41,941
2002	27,036	10,905	1,297	(1,369)	–	37,869
2001	26,590	8,145	1,743	(1,509)	–	34,969

(1)	$439 million, $439 million and $373 million in utility taxes were included in Energy Delivery’s revenues and expenses for 2003, 2002 and 2001, respectively.

Equity in earnings of AmerGen, prior to the acquisition of British Energy’s 50% interest in December 2003, and Sithe of $49 million, $87 million, and $90 million for 2003, 2002, and 2001, respectively, are included in Generation’s net income (loss). Equity in earnings (losses) of communications joint ventures and other investments of $(5) million, $3 million, and $(19) million for 2003, 2002, and 2001, respectively, are included in Enterprises’ net loss. Equity in earnings (losses) of affordable housing investments of $(10) million, $(11) million and $(9) million for 2003, 2002 and 2001, respectively, are included in Corporate’s net loss.

Notes to Consolidated Financial Statements

EXELON CORPORATION AND SUBSIDIARY COMPANIES

NOTE 22 • RELATED PARTY TRANSACTIONS

Exelon’s financial statements reflect related-party transactions with unconsolidated affiliates as reflected in the tables below. Exelon accounted for its investment in AmerGen as an equity investment prior to the acquisition of British Energy’s 50% interest in December 2003.

	For the Years Ended December 31,

	2003	2002	2001

Purchased power from AmerGen(1)	$382	$273	$57
Interest income from AmerGen(2)	1	2	–
Interest income from Sithe(3)	–	–	2
Interest expense to Sithe(4)	9	2	–
Interest expense to PECO Energy Capital Trust IV(5)	3	–	–
Services provided to AmerGen(6)	111	70	80
Services provided to Sithe(7)	–	1	–
Services provided by Sithe(8)	–	13	–

Effective July 1, 2003, PECO Trust IV, a financing subsidiary created in May 2003, was deconsolidated from the financial statements in conjunction with the adoption of FIN No. 46. Additionally, effective December 31, 2003, ComEd Financing II, ComEd Financing III, ComEd Funding, LLC, ComEd Transitional Funding Trust, PECO Trust III and the PETT were deconsolidated from the financial statements of Exelon in conjunction with the adoption of FIN No. 46-R. As a result, over $6 billion of debt was recorded as debt to financing trusts within the Consolidated Balance Sheets as of December 31, 2003. Prior periods were not restated.

	December 31,

	2003	2002

Receivables from affiliates (current)
ComEd Transitional Funding Trust	$9	$–
Investment in subsidiaries
ComEd Funding LLC	45	–
ComEd Financing II	8	–
ComEd Financing III	6	–
PECO Energy Capital Corp	16	–
PECO Energy Capital Trust IV	3	–
Receivable from affiliates (noncurrent)
ComEd Transitional Funding Trust	9	–
PECO Energy Transition Trust	105	–
Payables to affiliates (current)
ComEd Financing II	6	–
ComEd Financing III	4	–
PECO Energy Capital Corp	1	–
PECO Energy Capital Trust III	10	–
Long-term debt to financing trusts (including due within one year)
ComEd Transitional Funding Trust	1,676	–
ComEd Financing II	155	–
ComEd Financing III	206	–
PECO Energy Transition Trust	3,849	–
PECO Energy Capital Trust IV	103	–
PECO Energy Capital Trust III	81	–

Notes to Consolidated Financial Statements

EXELON CORPORATION AND SUBSIDIARY COMPANIES

	December 31,

	2003	2002

Net receivable from AmerGen(1,2,6)	$–	$39
Net payable to Sithe(4, 7, 8)	–	7
Note receivable from Sithe(9)	3	–
Note payable to Sithe(4)	90	534
Note receivable from EXRES SHC, Inc.(10)	92	–

(1)	Generation entered into PPAs dated June 26, 2003, December 18, 2001 and November 22, 1999 with AmerGen. Generation agreed to purchase 100% of the energy generated by Oyster Creek through April 9, 2009. Generation agreed to purchase from AmerGen all the energy from Unit No. 1 at Three Mile Island Nuclear Station from January 1, 2002 through December 31, 2014. Generation agreed to purchase all of the residual energy from Clinton not sold to Illinois Power through December 31, 2004. Currently, the residual output is approximately 31% of the total output of Clinton. See Note 2—Acquisitions and Dispositions for a description of Generation’s purchase of British Energy’s interest in AmerGen in December 2003.
(2)	In February 2002, Generation entered into an agreement to loan AmerGen up to $75 million at an interest rate equal to the 1-month London Interbank Offering Rate plus 2.25%. In July 2002, the limit of the loan agreement was increased to $100 million and the maturity date was extended to July 1, 2003. The principal balance of the loan was repaid in full in 2003.
(3)	In August 2001, Exelon loaned Sithe $150 million. The note, which bore interest at the Eurodollar rate, plus 2.25%, was repaid in December 2001 with the proceeds of bank borrowings. In connection with the bank borrowings, Exelon provided the lenders with a support letter confirming its investment in Sithe and Exelon’s agreement to maintain a positive net worth of Sithe.
(4)	Under the terms of the agreement to acquire Exelon New England dated November 1, 2002, Generation issued a $534 million note to be paid in full on June 18, 2003 to Sithe. In June 2003, the principal of the note was increased $2 million, and the payment terms of the note were changed. Generation paid $446 million of principal in 2003 with the balance of the note to be paid by December 1, 2004, certain liquidity requirements or upon a change of control of Generation. Exelon has committed to pay down approximately $30 million of the note during the first six months of 2004 to fund Sithe’s expected acquisition of the 40% of Sithe/Independence Power Partners, L.P. that it does not currently own. The note bears interest at the rate equal to LIBOR plus 0.875%.
(5)	Effective July 1, 2003, PECO Energy Capital Trust IV was deconsolidated from the financial statements of Exelon in conjunction with FIN No. 46.
(6)	Under a service agreement dated March 1, 1999, Generation provides AmerGen with certain operation and support services to the nuclear facilities owned by AmerGen. Generation is compensated for these services at cost.
(7)	Under a service agreement dated December 18, 2000, Generation provides certain engineering and environmental services for fossil facilities owned by Sithe and for certain developmental projects. Generation is compensated for these services at cost.
(8)	Under a service agreement dated December 18, 2000, Sithe provides Generation certain fuel and project development services. Sithe is compensated for these services at cost. Under a service agreement dated November 1, 2002, Sithe provides Generation certain transition services related to the transition of the Exelon New England asset acquisition, which occurred in November 2002.
(9)	In December 2003, Sithe received letter of credit proceeds of $3 million, which Generation was billed on behalf of Sithe.
(10)	In connection with a series of transactions in November 2003 that restructured the ownership of Sithe (see Note 3—Sithe for additional information), Exelon received a $92 million note receivable from EXRES SHC, Inc, which holds the common stock of Sithe. Exelon owns 50% of EXRES SHC, Inc and accounts for its investment in EXRES SHC, Inc. as an equity investment.

NOTE 23 • QUARTERLY DATA (UNAUDITED)

The data shown below include all reclassifications, including those required upon the adoption of EITF 02-3, which Exelon considers necessary for a fair presentation of such amounts:

	Operating Revenues		Operating Income (Loss)		Income (Loss) Before the Cumulative Effect of Changes in Accounting Principles		Net Income (Loss)

	2003	2002	2003	2002	2003	2002	2003	2002

Quarter ended:
March 31	$4,074	$3,357	$757	$605	$249	$238	$361	$8
June 30	3,721	3,519	800	813	372	485	372	485
September 30	4,441	4,370	(17)	1,000	(102)	551	(102)	551
December 31	3,576	3,709	658	881	274	396	274	396

	Average Basic Shares Outstanding (in millions)		Earnings (Loss) per Basic Share Before the Cumulative Effect of Changes in Accounting Principles		Net Income (Loss) per Basic Share

	2003	2002	2003	2002	2003	2002

Quarter ended:
March 31	324	321	$0.77	$0.74	$1.11	$0.02
June 30	325	322	1.14	1.50	1.14	1.50
September 30	326	323	(0.31)	1.71	(0.31)	1.71
December 31	328	323	0.84	1.23	0.84	1.23

Notes to Consolidated Financial Statements

EXELON CORPORATION AND SUBSIDIARY COMPANIES

	Average Diluted Shares Outstanding (in millions)		Earnings (Loss) per Diluted Share Before the Cumulative Effect of Changes in Accounting Principles		Net Income (Loss) per Diluted Share

	2003	2002	2003	2002	2003	2002

Quarter ended:
March 31	326	323	$0.77	$0.73	$1.11	$0.02
June 30	327	324	1.14	1.50	1.14	1.50
September 30	326	324	(0.31)	1.70	(0.31)	1.70
December 31	331	325	0.83	1.22	0.83	1.22

The following table presents the New York Stock Exchange—Composite Common Stock Prices and dividends by quarter on a per share basis:

	2003				2002

	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

High price	$66.62	$63.95	$60.91	$55.20	$53.06	$52.83	$56.99	$53.88
Low price	60.95	54.18	49.65	46.08	42.38	37.85	50.10	45.90
Close	66.36	63.50	59.81	50.41	52.77	47.50	52.30	52.97
Dividends	0.50	0.50	0.46	0.46	0.44	0.44	0.44	0.44

NOTE 24 •  SUBSEQUENT EVENTS

On January 15, 2004, ComEd redeemed at maturity $26 million of its 5.30% pollution control bonds collateralized by first mortgage bonds. The proceeds from an issuance of $20 million of pollution control bonds in December 2003 and available cash were used to redeem these bonds.

On January 15, 2004, ComEd redeemed at maturity $150 million of its 7.375% notes.

In January 2004, the counterparties to the interest-rate swap agreements with Boston Generating, which had effectively fixed the interest rate on $861 million of notional principal related to the Boston Generating Facility, terminated the interest-rate swaps. The total net value of these interest-rate swaps as of the respective termination dates was $82 million, which is a net payable to the counterparties.

On January 27, 2004, the Board of Directors of Exelon declared a regular quarterly dividend of $0.55 per share on Exelon’s common stock and approved a 2-for-1 stock split of Exelon’s common stock. The stock split will be effective after the receipt of all necessary regulatory approvals and the filing of an amendment to Exelon’s articles of incorporation with the Commonwealth of Pennsylvania and notification to the New York Stock Exchange. No record date for the stock split has been set. As the stock split is not effective, the share and per-share amounts included in Exelon’s consolidated financial statements have not been adjusted to reflect the stock split.

Notes to Consolidated Financial Statements

EXELON CORPORATION AND SUBSIDIARY COMPANIES

The following table presents average shares of common stock outstanding (basic and diluted), earnings per average common share (basic and diluted) and dividends per common share for the years ended December 31, 2003, 2002 and 2001 on a pro forma basis as if the stock split had been reflected in the accompanying consolidated financial statements.

	For the Years Ended December 31,

	2003	2002	2001

Pro forma average shares of common stock outstanding
Basic	651	645	641
Diluted	657	649	645

Pro forma earnings per average common share–basic:
Income before cumulative effect of changes in accounting principles	$1.22	$2.59	$2.21
Cumulative effect of changes in accounting principles	0.17	(0.36)	0.02

Net income	$1.39	$2.23	$2.23

Pro forma earnings per average common share–diluted:
Income before cumulative effect of changes in accounting principles	$1.21	$2.57	$2.19
Cumulative effect of changes in accounting principles	0.17	(0.35)	0.02

Net income	$1.38	$2.22	$2.21

Pro forma dividends per common share	$0.96	$0.88	$0.91